Execution Version

EXHIBIT 10.1

CREDIT AGREEMENT

dated as of November 14, 2013

among

VALERO ENERGY PARTNERS LP,
The GUARANTORS Party Hereto,
and
The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

THE ROYAL BANK OF SCOTLAND PLC,
as Syndication Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
BARCLAYS BANK PLC,
MIZUHO BANK, LTD.

and

THE BANK OF TOKYO-MITSUBISHI UFJ, Ltd.,
as Co-Documentation Agents
__________________________
J.P. MORGAN SECURITIES LLC, RBS SECURITIES INC.,
BARCLAYS BANK PLC, WELLS FARGO SECURITIES, LLC,
MIZUHO BANK, LTD.,
and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as Joint Lead Arrangers and Joint Bookrunners
__________________________

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

-iv-

SCHEDULES:

Schedule 1.01(a)	– Excluded Subsidiary Debt
Schedule 1.01(b)	– Subordination Terms
Schedule 2.01	– Commitments
Schedule 3.05	– Litigation
Schedule 3.15	– Subsidiaries
Schedule 6.01(a)	– Closing Date Liens
Schedule 6.03(a)	– Closing Date Indebtedness
Schedule 6.04	– Transactions with Affiliates
Schedule 6.07	– Restrictive Agreements as of the Availability Date

ANNEXES:

Annex A	– Leverage-Based Pricing Grid
Annex B	– Ratings-Based Pricing Grid

EXHIBITS:

Exhibit A	– Form of Assignment and Assumption
Exhibit B	– Notice of Commitment Increase
Exhibit C	– Form of Borrowing Request
Exhibit D	– Form of Promissory Note
Exhibit E	– Form of Guarantee Joinder

-v-

CREDIT AGREEMENT, dated as of November 14, 2013, among VALERO ENERGY PARTNERS LP, the Guarantors party hereto from time to time, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent, THE ROYAL BANK OF SCOTLAND PLC, as Syndication Agent and WELLS FARGO BANK, NATIONAL ASSOCIATION, BARCLAYS BANK PLC, MIZUHO BANK, LTD., and THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Co-Documentation Agents.
NOW THEREFORE, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Section 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition Period” means the period beginning with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the second full fiscal quarter following the fiscal quarter in which such payment is made, and (b) the date on which the Borrower notifies the Administrative Agent that it desires to end the Acquisition Period for such Specified Acquisition; provided that once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect. As used above, “Specified Acquisition” means any one or more transactions (i) pursuant to which the Borrower or any Restricted Subsidiary acquires for an aggregate purchase price of not less than $50,000,000 (x) more than 50% of the Equity Interests in any other Person or (y) other property or assets (other than acquisitions of Equity Interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person, and (ii) which is designated by the Borrower (by written notice to the Administrative Agent) as a “Specified Acquisition”.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or any permitted successor or assign thereof.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment Amount” means, at any time, an amount equal to the aggregate amount of all Commitments at such time.
“Agreement” means this Credit Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Loan, or with respect to the commitment fees payable hereunder, as the case may be, (a) at all times prior to the Rating Date, the applicable rate per annum set forth in the Leverage-Based Pricing Grid based upon the Consolidated Leverage Ratio under the caption “ABR Margin,” “LIBOR Margin” or “Commitment Fee”, as the case may be, and (b) at all times from and after the Rating Date, the applicable rate per annum set forth in the Ratings-Based Pricing Grid based upon the Designated Rating under the caption “ABR Margin,” “LIBOR Margin” or “Commitment Fee”, as the case may be.
“Approved Fund” has the meaning set forth in Section 9.04(b).
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Debt” means in respect of a Sale/Leaseback Transaction, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of and will constitute “Capital Lease Obligations.” Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Officer” means a duly authorized officer of a Loan Party or the General Partner acting on behalf of such Loan Party.
“Availability Date” means the date upon which the conditions precedent set forth in Section 4.02 have been satisfied (or waived in accordance with the terms and conditions of Section 9.02).
“Availability Period” means the period from and including the Availability Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Benefit Arrangement” means, at any time, an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Valero Energy Partners LP, a Delaware limited partnership.
“Borrower’s Predecessor” means Valero Energy Partners LP Predecessor, the Borrower’s predecessor for accounting purposes as set forth in the Registration Statement.
“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.05.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” as to any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that any lease that would have been considered an operating lease under the provisions of GAAP in effect as of December 31, 2012 shall be treated as an operating lease for all purposes under this Agreement.
“Change in Control” means (a) Valero Energy Corporation ceases to own, directly or indirectly, a majority of the Equity Interests of, or ceases to Control, the General Partner; (b) the Borrower ceases to own, directly or indirectly, 100% of the Equity Interests of the Initial Guarantor; or (c) the General Partner ceases to be the sole general partner of, or ceases to Control, the Borrower.
“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Person that becomes a Lender after the date hereof, such later date on which such Person becomes a Lender under this Agreement) of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“CI Lender” has the meaning set forth in Section 2.02(a).
“Closing Date” means the date upon which this Agreement has been executed by all parties hereto and all conditions precedent set forth in Section 4.01 have been satisfied (or waived in accordance with the terms and conditions of Section 9.02).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Co-Documentation Agents” means, collectively, Wells Fargo Bank, National Association, Barclays Bank PLC, Mizuho Bank, Ltd., and The Bank of Tokyo-Mitsubishi UFJ, Ltd., each in its capacity as a co-documentation agent for the Lenders hereunder.
“Commercial Operation Date” means the date on which a Qualified Project is substantially complete and commercially operable.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum potential aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.02, (b) reduced from time to time pursuant to Section 2.09, or (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $300,000,000.
“Commitment Increase” has the meaning set forth in Section 2.02(a).
“Commitment Increase Effective Date” has the meaning set forth in Section 2.02(b).
“Competitor” means (a) any Person who is primarily engaged in businesses of the type primarily conducted by the Borrower and its Subsidiaries and (b) any Affiliate of a Person identified in clause (a) above (it being agreed that an investment firm or other financial institution shall not be deemed to Control a Person described in clause (a) above merely as a result of owning a minority interest in such Person if it does not otherwise Control such Person).
“Consenting Lenders” has the meaning set forth in Section 2.21(b).
“Consolidated EBITDA” means for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus, (b) to the extent reducing Consolidated Net Income for such period, and without duplication: (i) net federal, state, local or foreign income or franchise tax expense; (ii) net interest expense (including amortization or write-off of debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness), amortization of capitalized interest and the net amount accrued (whether or not actually paid) pursuant to any interest rate protection agreement during such period (or minus the net amount receivable (whether or not actually received) during such period); (iii) depreciation, depletion and amortization expense, including amortization of intangibles; (iv) extraordinary expenses or loss and unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, (A) losses from dispositions not in the ordinary course of business and (B) goodwill or intangible asset impairment); (v) transaction expenses directly related to the Transactions; and (vi) any non-cash charges to income not included in the foregoing clauses (i) through (v); minus, (c) to the extent included in the calculation of Consolidated Net Income for such period, without duplication, the sum of: (i) any extraordinary income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on dispositions not in the ordinary course of business); (ii) any cash expenditures during such period on account of any non-cash item which was added back to Consolidated EBITDA during any prior period with respect to which a calculation of Consolidated EBITDA was made under this Agreement (and; provided that the cash expenditure does not impact Consolidated Net Income in the period paid); and (iii) any other unusual or non-recurring income or gains, all as determined for the Borrower and its Restricted Subsidiaries on a consolidated basis.

In the event Borrower or any of its Restricted Subsidiaries acquires (x) more than 50% of the Equity Interests in any other Person or (y) other property or assets (other than acquisitions of Equity Interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person, at Borrower’s option, Consolidated EBITDA for the relevant period shall be calculated after giving effect, on a pro forma basis, to such acquisition as if such acquisition occurred on the first day of the period. Any such pro forma adjustments shall be calculated in good faith by the Borrower and shall be supported by reasonably detailed calculations furnished together with the compliance certificate delivered pursuant to Section 5.01(c) for the applicable period.
Further, in connection with any Qualified Project, Consolidated EBITDA, as used in determining the Consolidated Leverage Ratio, may be modified so as to include Qualified Project EBITDA Adjustments, as provided in Section 6.09. Notwithstanding the foregoing, for purposes of calculating the Consolidated Leverage Ratio, (i) for the first full fiscal quarter ended after the Availability Date, Consolidated EBITDA for the four fiscal quarter period ending on such date shall equal Consolidated EBITDA for such fiscal quarter multiplied by four; (ii) for the second full fiscal quarter ended after the Availability Date, Consolidated EBITDA for the four fiscal quarter period ending on such date shall equal Consolidated EBITDA for the two fiscal quarter period ending on such date multiplied by two; and (c) for the third full fiscal quarter ended after the Availability Date, Consolidated EBITDA for the four fiscal quarter period ending on such date shall equal Consolidated EBITDA for the three fiscal quarter period ending on such date multiplied by 4/3.
“Consolidated Leverage Ratio” means as of any date of determination, the ratio of Consolidated Total Debt as of such date to Consolidated EBITDA for the four fiscal quarter period ending on such date.
“Consolidated Net Assets” means at any date, the total amount of assets of the Borrower and its Restricted Subsidiaries after deducting therefrom (a) all current liabilities of the Borrower and its Restricted Subsidiaries (excluding any thereof which are by their terms extendible or renewable at the option of the Borrower or a Restricted Subsidiary to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) total prepaid expenses and deferred charges of the Borrower and its Restricted Subsidiaries. For purposes of the definition of “Material Subsidiaries” and Section 5.10(f), the references to Restricted Subsidiaries in this definition shall be deemed to be references to all Subsidiaries.
“Consolidated Net Income” means for any period, the net income (loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, provided that there shall be excluded from such net income (to the extent otherwise included therein), the income (or loss) of any entity other than a Restricted Subsidiary in which the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Borrower or such Restricted Subsidiary in the form of cash dividends or similar cash distributions. Further, when determining Consolidated Net Income for any fiscal quarter, Consolidated Net Income shall not include any undistributed net income of a Restricted Subsidiary to the extent that the ability of such Restricted Subsidiary to make Restricted Payments to the Borrower or to a Restricted Subsidiary is, as of the date of determination of

Consolidated Net Income, prohibited by its Organization Documents, or restricted by any Contractual Obligation (other than pursuant to this Agreement) or any applicable law.
“Consolidated Net Tangible Assets” means at any date, (a) Consolidated Net Assets minus (b) goodwill and other intangible assets of the Borrower and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, all as reflected in the consolidated financial statements most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b) (or with respect to the Initial Financial Statements, Section 4.02(f)). For purposes of the definition of “Material Subsidiaries” and Section 5.10(f), the references to Restricted Subsidiaries in this definition shall be deemed to be references to all Subsidiaries.
“Consolidated Total Debt” means at any date, without duplication the aggregate amount of the Indebtedness of the Borrower and its Restricted Subsidiaries of the type specified in clause (a), (b), (c), (d), (e) or (h), clause (g) (so long as obligations specified in such clause are not contingent) or clause (f) (if the Guarantees specified in such clause are of Indebtedness of the type referred to above) of the definition of “Indebtedness” as of such date determined on a consolidated basis.
“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution” means the transfer (in one or more transactions) by Valero Energy Corporation and its Subsidiaries to the Borrower and its Subsidiaries of the Contribution Business.
“Contribution Agreement” means the Contribution, Conveyance and Assumption Agreement, dated as of the date of the closing of the IPO, among the Borrower, the General Partner, the Initial Guarantor and the other parties thereto.
“Contribution Business” means certain assets, liabilities and operations of Valero Energy Corporation and certain of its Subsidiaries, as described in the Registration Statement.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender and “Credit Parties” shall be the collective reference to all of them.
“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans, its LC Exposure and its Swingline Exposure at such time.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in LC Disbursements or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by such Lender hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or, in the case of clause (iii) above, such Lender notifies the Administrative Agent in writing that such failure is the result of a good faith dispute with respect to the requirement to pay such amount, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under any such agreement (including this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by the Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in LC Disbursements and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s, the Administrative Agent’s, the requesting Issuing Bank’s or the Swingline Lender’s, as applicable, receipt of such certification in form and substance reasonably satisfactory to the Borrower, the Administrative Agent, the requesting Issuing Bank or the Swingline Lender, as applicable, and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Designated Rating” means with respect to any Rating Agency, (i) the rating assigned by such Rating Agency to the Borrower’s Senior Debt, or (ii) if and only if such Rating Agency does not have in effect a rating described in the preceding clause (i), the rating assigned by such Rating Agency to the facility evidenced by this Agreement at any time such a rating is in effect, or (iii) if and only if such Rating Agency does not have in effect a rating described in the preceding clauses (i) or (ii), the Borrower’s “company” or “corporate credit” rating (or its equivalent) assigned by such Rating Agency.
“dollars” or “$” refers to lawful money of the United States of America.
“Elective Guarantor” means a Restricted Subsidiary that becomes a Guarantor pursuant to Section 5.09(b). A First Tier Subsidiary that is an Elective Guarantor shall cease to be an “Elective Guarantor” and shall become a “Required Guarantor” from and after the date that it becomes a Material Subsidiary.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters arising from the exposure to Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such securities (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event” (as defined in Section 4043 of ERISA or the regulations thereunder) with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (c) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, other than a standard termination under Section 4041(b) of ERISA; (d) the receipt by the Borrower or any ERISA Affiliate of any notice from the PBGC of any intention of the PBGC to terminate any Plan or to appoint a trustee to administer any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any Withdrawal Liability or other liability under Title IV of ERISA with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (f) the receipt by the Borrower or any ERISA Affiliate of any notice of a determination that a Multiemployer Plan is insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Subsidiary Debt” means (a) Unsecured Acquired Debt and refinancings, extensions, renewals, or refundings thereof provided that the principal amount thereof is not increased (other than by amounts incurred to pay the costs of such refinancing, extension, renewal or refunding and any premiums paid in connection therewith), (b) Indebtedness that is owed by a Restricted Subsidiary to the Borrower or to another Restricted Subsidiary; provided that in the case of Indebtedness owed by a Loan Party to a Non-Guarantor Subsidiary, such Indebtedness is subordinated to the Obligations on (i) the subordination terms set forth on Schedule 1.01(b) hereto or (ii) such other subordination terms that may be reasonably acceptable to the Administrative Agent; (c) amounts owing by a Restricted Subsidiary pursuant to Securitization Transactions as permitted by Section 6.03(b)(ii); and (d) Indebtedness in an amount not to exceed $150,000,000, outstanding on the Investment Grade Rating Date and set forth on Schedule 1.01(a), which such Schedule 1.01(a) shall be delivered by the Borrower to the Administrative Agent on the Investment Grade Rating Date and shall be part of this Agreement from and after the date of delivery thereof.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income and/or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), but only to the extent that such Lender is subject to United States withholding Tax at the time such Lender first becomes party to this Agreement, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.17(a), (d) in the case of each Lender (other than an assignee pursuant to a request by Borrower under Section 2.19(b)), any United States withholding Tax imposed on any payment made or to be made by the Borrower, but only to the extent that such Lender is subject to United States withholding Tax at the time such Lender first becomes party to this Agreement, (e) income or franchise Taxes imposed as a result of a present or former connection between a Lender and the jurisdiction imposing such Tax (other than connections arising solely from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (f) Taxes attributable to a Lender’s failure to comply with Section 2.17(e), and (g) taxes imposed under FATCA.

“Extension Confirmation Date” has the meaning set forth in Section 2.21(b).
“Extension Effective Date” has the meaning set forth in Section 2.21(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (and any amended or successor versions thereof that are substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letters” means collectively, the fee letters dated October 29, 2013, executed by the Borrower in connection with this Agreement, including the fee letters between the Borrower and the Administrative Agent and between the Borrower and the Joint Lead Arrangers.
“Financial Officer” means the chief financial officer, principal accounting officer, financial vice president, treasurer or controller of a Loan Party or of the General Partner acting on behalf of a Loan Party.
“First Tier Subsidiary” means any direct Restricted Subsidiary.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“General Partner” means Valero Energy Partners GP LLC, a Delaware limited liability company.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” means as to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantee Joinder” means a Guarantee Joinder, substantially in the form of Exhibit E.
“Guaranteed Obligations” has the meaning assigned such term in Section 10.01.
“Guarantor” means the Initial Guarantor, each additional Required Guarantor (if any), and each Elective Guarantor (if any).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.
“Hedging Obligations” means obligations in respect of Hedging Agreements.
“Indebtedness” means as to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all Capital Lease Obligations of such Person, (e) all Indebtedness of others secured by a Lien on any asset of such Person (other than a Lien on Equity Interests in an Unrestricted Subsidiary owned by such Person securing Non-Recourse Debt on which such Unrestricted Subsidiary is an obligor), whether or not such Indebtedness is assumed by such Person (provided, that for purposes of this clause (e), if such Person has not assumed or otherwise become personally liable for any such Indebtedness, the amount of Indebtedness of such Person in connection therewith shall be limited to the lesser of (i) the fair market value of such asset(s) and (ii) the amount of Indebtedness secured by such Lien), (f) all Indebtedness of others Guaranteed by such Person, (g) all obligations of such Person in respect of bankers’ acceptances, (h) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument (other than trade letters of credit and documentary letters of credit), provided, however that in the case of letters of credit other than Letters of Credit issued hereunder, reimbursement obligations shall not be considered Indebtedness unless they have not been reimbursed within three Business Days after becoming due, and (i) all production payments, proceeds production payments or similar obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Initial Financial Statements” means collectively, the financial statements of Borrower’s Predecessor included in the Registration Statement.
“Initial Guarantor” means Valero Partners Operating Co. LLC, a Delaware limited liability company and any successor Guarantor thereto permitted pursuant to Section 6.02 hereof.
“Initial Maturity Date” means the date that is the fifth anniversary of the Availability Date.
“Indemnitee” has the meaning set forth in Section 9.03(b).
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, with the consent of each Lender, such other periods for which LIBO Rates are available at the time the Borrowing Request for such Eurodollar Borrowing is made), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Investment Grade Rating” means a Designated Rating of (a) BBB- or higher by S&P or (b) Baa3 or higher by Moody’s.
“Investment Grade Rating Date” means the date on which the Borrower first obtains an Investment Grade Rating.
“IPO” means the initial public offering of Equity Interests in the Borrower pursuant to the Registration Statement.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc, each in its capacity as an issuer of Letters of Credit hereunder, each other Lender that agrees to become an Issuing Bank hereto pursuant to the delivery of documentation in form and substance reasonably satisfactory to the Administrative Agent, and each successor in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joint Lead Arrangers” means, collectively, J.P. Morgan Securities LLC, RBS Securities Inc., Barclays Bank PLC, Wells Fargo Securities, LLC, Mizuho Bank, Ltd., and The Bank of Tokyo-Mitsubishi UFJ, Ltd., each in its capacity as a Joint Lead Arranger and Joint Bookrunner hereunder.
“Laws” means all ordinances, statutes, rules, regulations, orders, injunctions, writs, treaties or decrees of any governmental or political subdivision or agency thereof, or of any court or similar entity established by any thereof.
“LC Commitment” means, with respect to (a) JPMorgan Chase Bank, N.A., $50,000,000 (or such other amount as may be agreed to in writing by JPMorgan Chase Bank, N.A. and the Borrower from time to time with prompt notice to the Administrative Agent), (b) The Royal Bank of Scotland plc, $50,000,000 (or such other amount as may be agreed to in writing by The Royal Bank of Scotland plc and the Borrower from time to time with prompt notice to the Administrative Agent) or (c) any other Issuing Bank, such amount as may be agreed to by such Issuing Bank and the Borrower in writing from time to time with prompt notice to the Administrative Agent; provided, that the aggregate LC Commitments in effect at any time shall not exceed the LC Sublimit.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“LC Sublimit” means $100,000,000.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 2.02 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Leverage-Based Pricing Grid” means the Leverage-Based Pricing Grid attached hereto as Annex A.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Reuters BBA Libor Rates Page 3750 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” means with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including any production payment, proceeds production payment or similar financing arrangement with respect to such asset). For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan Documents” means this Agreement, including schedules and exhibits hereto, the Fee Letters, any Guarantee Joinder, any Note, and any other document executed by the Borrower or a Guarantor that states by its terms that it is a Loan Document, and amendments, modifications or supplements thereto or waivers thereof.
“Loan Party” means each of the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement. Unless the context otherwise requires, the term “Loans” includes the Swingline Loans.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Borrower to perform any of its obligations under this Agreement.
“Material Agreements” means the agreements and forms of agreements copies of which are attached as exhibits to the Registration Statement.
“Material Subsidiary” means, at any time, a Subsidiary whose Net Tangible Assets represent 15% or more of Consolidated Net Tangible Assets for the Borrower’s most recently completed fiscal quarter.
“Maturity Date” means the Initial Maturity Date, as such date may be extended pursuant to Section 2.21 to the corresponding day in each year thereafter; provided that with respect to any Non-Consenting Lender, the Maturity Date shall not be so extended.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (a) makes or is obligated to make contributions or (b) has any liability, including Withdrawal Liability.
“Net Assets” of a Person at any date, means the total amount of assets of such Person and its Subsidiaries after deducting therefrom (a) all current liabilities of such Person and its Subsidiaries (excluding any thereof which are by their terms extendible or renewable at the option of such Person or a Subsidiary of such Person to a time more than 12 months after the time as of which the amount thereof is being computed), and (b) total prepaid expenses and deferred charges of such Person and its Subsidiaries.
“Net Tangible Assets” of a Person at any date, means (a) Net Assets of such Person and its Subsidiaries minus (b) goodwill and other intangible assets of such Person and its Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, for the fiscal quarter for which financial statements have been most recently delivered to the Administrative Agent and the Lenders pursuant to Section 5.01(a) or Section 5.01(b) (or with respect to the Initial Financial Statements, Section 4.02(f)).
“New Funds Amount” has the meaning set forth in Section 2.02(d)(i).

“Non-Consenting Lenders” has the meaning set forth in Section 2.21(b).
“Non-Guarantor Subsidiary” means a Restricted Subsidiary that is not a Guarantor.
“Non-Recourse Debt” means Indebtedness: (a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (ii) is directly or indirectly liable as a guarantor or otherwise, in either case, other than a pledge of the Equity Interests of an Unrestricted Subsidiary that is an obligor on such Indebtedness; and (b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its maturity. For purposes of determining compliance with Section 6.03 hereof, in the event that any Non-Recourse Debt of any of the Borrower’s Unrestricted Subsidiaries ceases to be Non-Recourse Debt of such Unrestricted Subsidiary, such event will be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower.
“Notice of Commitment Increase” has the meaning set forth in Section 2.02(b).
“Note” has the meaning set forth in Section 2.10(e).
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate of formation and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Participant” has the meaning set forth in Section 9.04(c)(i).

“Patriot Act” has the meaning assigned such term in Section 9.14.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Act” means the Pension Protection Act of 2006, as amended from time to time.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA, in each case, as amended from time to time.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Priority Debt” has the meaning assigned such term in Section 6.03(b)(i).
“Qualified Issuer” means any commercial bank (a) which has capital and surplus in excess of $250,000,000 and (b) the outstanding long-term debt securities of which are rated at least A by S&P or at least A2 by Moody’s, or carry an equivalent rating by a nationally recognized rating agency if both of the rating agencies named herein cease publishing ratings of investments.
“Qualified Project” means the construction or expansion of any capital project of the Borrower or any of its Restricted Subsidiaries, the aggregate actual or budgeted capital cost of which (in each case, including capital costs expended by the Borrower or any such Restricted Subsidiaries prior to the construction or expansion of such project) exceeds $50,000,000.
“Qualified Project EBITDA Adjustments” means with respect to each Qualified Project:
(a)    prior to the Commercial Operation Date of a Qualified Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Qualified Project) of an amount to be approved by the

Administrative Agent (such approval not to be unreasonably withheld or delayed) as the projected Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project for the first 12-month period following the scheduled Commercial Operation Date of such Qualified Project (such amount to be determined based on customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions and other reasonable factors deemed appropriate by the Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Restricted Subsidiaries for the fiscal quarter in which construction of such Qualified Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Qualified Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its actual Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75% and (v) longer than 365 days, 100%; and
(b)    thereafter, actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project for each full fiscal quarter after the Commercial Operation Date, plus the amount approved by the Administrative Agent pursuant to clause (a) above as the projected Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project for the fiscal quarters constituting the balance of the four full fiscal quarter period following such Commercial Operation Date; provided that in the event the actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project for any full fiscal quarter after the Commercial Operation Date shall materially differ from the projected Consolidated EBITDA approved by the Administrative Agent pursuant to clause (a) above for such fiscal quarter, the projected Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project for any remaining fiscal quarters included in the foregoing calculation shall be redetermined in the same manner as set forth in clause (a) above, such amount to be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Restricted Subsidiaries for such fiscal quarters.
Notwithstanding the foregoing:
(A)    no such additions shall be allowed with respect to any Qualified Project unless:
(1)    not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(c) to the extent Qualified Project EBITDA Adjustments are requested be made to Consolidated EBITDA in determining compliance with Section 6.09, the Borrower shall have delivered to the Administrative Agent (i) written pro forma projections of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries attributable to such Qualified Project and (ii) a certificate of the Borrower certifying that all written information provided to the Administrative Agent for purposes of approving such pro forma projections (including information relating to customer contracts relating to such Qualified Project, the creditworthiness of the other parties to such contracts, and projected revenues from such contracts, capital costs and expenses, scheduled Commercial Operation Date, commodity price assumptions) was prepared in good faith based upon assumptions that were reasonable at the time they were made; and
(2)    prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent; and
(B)    the aggregate amount of all Qualified Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Qualified Project EBITDA Adjustments).
“Rating Agency” means S&P and/or Moody’s.
“Rating Date” means the first date after the Closing Date upon which the Borrower obtains a Designated Rating.
“Ratings-Based Pricing Grid” means the Ratings-Based Pricing Grid attached hereto as Annex B.
“Reducing Percentage Lender” has the meaning set forth in Section 2.02(d)(ii).
“Reduction Amount” has the meaning set forth in Section 2.02(d)(iii).
“Register” has the meaning set forth in Section 9.04(b)(iv).
“Registration Statement” means the Borrower’s Registration Statement on Form S-1 (File No. No. 333-191259) filed with the SEC on September 19, 2013, as amended by that certain Amendment No. 1 to Form S-1 filed with the SEC on October 25, 2013, and, unless otherwise indicated in this Agreement, as further amended, supplemented or otherwise modified after the Closing Date; provided that such further amendments, supplements or other modifications either (a) are not material and adverse to the Lenders or (b) have been approved by the Joint Lead Arrangers.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Guarantor” means any Material Subsidiary that is a First Tier Subsidiary; collectively the “Required Guarantors”.
“Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.
“Restricted Payment” by a Person means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interest or of any option, warrant or other right to acquire any such equity interest.
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Companies, Inc.
“Sale/Leaseback Transaction” means an arrangement whereby the Borrower or a Restricted Subsidiary transfers property owned by it to a Person and the Borrower or a Restricted Subsidiary leases it from such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the European Union or any EU member state in which the Borrower or any of its Subsidiaries operates or conducts business, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to the functions thereof.
“Securitization Entity” means any Person engaged solely in the business of effecting Securitization Transactions and related activities.

“Securitization Indebtedness” means any Indebtedness under any Securitization Transaction that does not permit or provide recourse for principal or interest (other than Standard Securitization Undertakings) to the Borrower or any Restricted Subsidiary of the Borrower (other than a Securitization Entity) or any property or asset of the Borrower or any Restricted Subsidiary of the Borrower (other than the property or assets of a Securitization Entity or any Equity Interests or securities issued by a Securitization Entity).
“Securitization Transaction” means any transaction in which the Borrower or a Restricted Subsidiary sells or otherwise transfers accounts receivable or other rights to payment (whether existing or arising in the future) and assets related thereto (a) to one or more purchasers or (b) to a special purpose entity that (i) borrows under a loan secured by or issues securities payable from such accounts receivable or other rights to payment (or undivided interests therein) and related assets or (ii) sells or otherwise transfers such accounts receivable or other rights to payment (or undivided interests therein) and related assets to one or more purchasers, whether or not amounts received in connection with the sale or other transfer of such accounts receivable or other rights to payment and related assets to an entity referred to in clause (a) or (b) above would under GAAP be accounted for as liabilities on a consolidated balance sheet of the Borrower. The amount of any Securitization Transaction shall be deemed at any time to be (1) the aggregate outstanding principal or stated amount of the borrowings or securities in connection with the transactions referred to in clause (b)(i) of the preceding sentence; (2) the outstanding amount of capital invested in or unrecovered outstanding purchase price paid in connection with a transaction referred to in clause (b)(ii) of the preceding sentence; or (3) if there shall be no such principal or stated amount or outstanding capital invested or unrecovered purchase price, the uncollected amount of the accounts receivable transferred to such purchaser(s) pursuant to such Securitization Transaction net of any such accounts receivable that have been written off as uncollectible and any discount in the purchase price thereof.
“Senior Debt” means the Borrower’s senior unsecured, non-credit enhanced, long term debt for which a rating has been established by Moody’s and/or S&P.
“Solvent” means with respect to any Person and its Subsidiaries on a consolidated basis, as of a particular date, that on such date (a) such Person and its consolidated Subsidiaries are able to pay their debts and other liabilities, contingent obligations and other commitments, on a consolidated basis, as they mature in the normal course of business, (b) such Person and its consolidated Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities on a consolidated basis beyond their ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person and its consolidated Subsidiaries are not engaged in a business or a transaction, and are not about to engage in a business or a transaction, for which their consolidated assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Persons are engaged or are to engage, (d) the fair value of the assets of such Person and its consolidated Subsidiaries is greater than the total amount of consolidated liabilities, including contingent liabilities, of such Person and its consolidated Subsidiaries and (e) the present fair saleable value of the consolidated assets of such Person and its consolidated Subsidiaries is not less than the amount that will be required to pay the probable consolidated liability of such Person and its consolidated Subsidiaries on their consolidated debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Standard Securitization Undertakings” means any representations, warranties, servicer obligations, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary of the Borrower of a type that are reasonably customary in securitizations.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Subsidiary Guarantee” has the meaning assigned to such term in Section 10.01.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.03.
“Swingline Sublimit” means $20,000,000.

“Syndication Agent” means The Royal Bank of Scotland plc, in its capacity as syndication agent for the Lenders hereunder.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Transactions” means the Contribution, any incurrence of Indebtedness by the Borrower and the Guarantors under this Agreement on the Availability Date and the IPO.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unrestricted Subsidiary” means any Subsidiary, other than a Material Subsidiary, formed or acquired after the Availability Date that is designated by the Borrower as an Unrestricted Subsidiary; provided that: (a) such Subsidiary has no Indebtedness other than Non-Recourse Debt; (b) no Loan Party nor any Restricted Subsidiary Guarantees any Indebtedness of such Subsidiary or grants a Lien on any assets to secure any Indebtedness or other obligations of such Subsidiary except Liens on Equity Interests in Unrestricted Subsidiaries permitted by (or permitted under Section 6.01(a)(i) to be incurred as described in) Section 6.01(b)(xix); (c) except as permitted by Section 6.04, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower; (d) such Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to make capital contributions to such Person or to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; (e) such Subsidiary is not a Guarantor and has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any Restricted Subsidiaries; (f) such designation complies with Section 5.10; and (g) such Subsidiary has not been redesignated as an Unrestricted Subsidiary under Section 5.10. Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by a certificate from a Financial Officer of the Borrower certifying that such designation complies with the preceding conditions. As of the Availability Date there are no Unrestricted Subsidiaries.
“Unsecured Acquired Debt” means unsecured Indebtedness of a Person that (a) exists at the time such Person becomes a Restricted Subsidiary as a result of an acquisition, merger or other combination, in each case, consummated after the Availability Date, or at the time such Person is merged or consolidated with or into, or otherwise acquired by, a Restricted Subsidiary, in each case, after the Availability Date, or (b) is assumed in connection with the acquisition of assets after the Availability Date; provided that, (x) in each case, such unsecured Indebtedness was not incurred or granted in contemplation of such acquisition, merger, or other combination, and (y) in no event shall such unsecured Indebtedness exceed the value of the Person or property so acquired.
“Valero Energy Corporation” means Valero Energy Corporation, a Delaware corporation.

“Valero Material Agreement” means an agreement between or among one or more Loan Parties and/or any one or more Restricted Subsidiaries on the one hand, and Valero Energy Corporation and/or any one or more of its Subsidiaries, on the other hand, termination of which would reasonably be expected to result in a Material Adverse Effect.
“Wholly Owned Subsidiary” means with respect to a Person, any Subsidiary of such Person, all of the Equity Interests of which are directly or indirectly (through one or more wholly owned Subsidiaries) owned by such Person, excluding directors’ qualifying shares and other nominal amounts of Equity Interests that are required to be held by other Persons under applicable law.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
Section 1.03    Terms Generally. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto. The definitions of terms herein and in any other Loan Document or any certificate or other document made or delivered pursuant hereto shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun used herein or in any other Loan Document or any certificate or other document made or delivered pursuant hereto shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” when used herein or in any other Loan Document or any certificate or other document made or delivered pursuant hereto shall be deemed to be followed by the phrase “without limitation”. The word “will” when used herein or in any other Loan Document or any certificate or other document made or delivered pursuant hereto shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, when used herein or in any other Loan Document or any certificate or other document made or delivered pursuant hereto (a) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement, any other Loan Document or any certificate or other document made or delivered pursuant hereto, as the case may be, in its entirety and not to any particular provision hereof or thereof, (d) all references herein or in any other Loan Document or any certificate or other document made or delivered pursuant hereto, as the case may be, to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement or such other Loan Document or certificate or document, as the case may be and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.
Section 1.05    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Credit Exposure exceeding such Lender’s Commitment or (b) the sum of the total Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
Section 2.02    Commitment Increase.
(a)    Subject to the terms and conditions set forth herein, the Borrower shall have the right, without the consent of the Lenders, to cause an increase in the Commitments of the Lenders (a “Commitment Increase”) by adding to this Agreement one or more additional lenders that are not already Lenders hereunder and that are reasonably satisfactory to the Administrative Agent and each Issuing Bank (not to be unreasonably withheld, delayed or conditioned) (each, a “CI Lender”) or by allowing one or more existing Lenders to increase their respective Commitments with the consent of Issuing Bank (not to be unreasonably withheld, delayed or conditioned); provided that (i) no Event of Default shall have occurred and be continuing as of the relevant Commitment Increase Effective Date, (ii) no such Commitment Increase shall be less than $10,000,000 and in integral multiples of $5,000,000, (iii) no such Commitment Increase shall result in the Aggregate Commitment Amount exceeding $500,000,000, (iv) no Lender’s Commitment shall be increased without such Lender’s prior written consent (which consent may be given or withheld in such Lender’s sole and absolute discretion), and (v) if, on the effective date of such increase, any Loans have been funded, then the Borrower shall be obligated to pay any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of such outstanding Loans.
(b)    The Borrower shall provide the Administrative Agent with written notice (a “Notice of Commitment Increase”) in the form of Exhibit B attached hereto of its intention to increase the Commitments pursuant to this Section 2.02. Each such Notice of Commitment Increase shall specify (i) the proposed effective date of such Commitment Increase (each such date, a “Commitment Increase Effective Date”), which date shall be no earlier than five (5) Business Days after receipt by the Administrative Agent of such Notice of Commitment Increase, (ii) the amount of the requested Commitment Increase (provided that after giving effect to such requested Commitment Increase, the aggregate amount of all Commitment Increases does not exceed the amount set forth in subsection (a)(iii) above), (iii) the identity of each CI Lender or Lender that has agreed in writing to increase its Commitment hereunder, and (iv) the amount of the respective Commitments of the then existing Lenders and the CI Lenders from and after the Commitment Increase Effective Date (as defined below).
(c)    On each Commitment Increase Effective Date, to the extent that there are Loans outstanding as of such date, (i) each CI Lender shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such CI Lender’s New Funds Amount, which amount, for each such CI Lender, shall constitute Loans made by such CI Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (ii) each existing Lender that has agreed to increase its Commitment shall, by wire transfer of immediately available funds, deliver to the Administrative Agent such Lender’s New Funds Amount, which amount, for each such Lender, shall constitute Loans made by such Lender to the Borrower pursuant to this Agreement on such Commitment Increase Effective Date, (iii) the Administrative Agent shall, by wire transfer of immediately available funds, pay to each then Reducing Percentage Lender its Reduction Amount, which amount, for each such Reducing Percentage Lender, shall constitute a prepayment by the Borrower pursuant to Section 2.11, ratably in accordance with the respective principal amounts thereof, of the principal amounts of all then outstanding Loans of such Reducing Percentage Lender, and (iv) the Borrower shall be responsible to pay to each Lender any breakage fees or costs that are payable pursuant to Section 2.16 in connection with the reallocation of any outstanding Loans; provided that, notwithstanding the foregoing, no Letter of Credit may expire beyond the close of business on the date that is five Business Days prior to the earliest Maturity Date applicable to any Lender, unless the amount of such Letter of Credit on the date of issuance, renewal or extension, as applicable, together with the outstanding LC Exposure at such time, is less than or equal to the total Commitments of all Lenders having a later Maturity Date.
(d)    For purposes of this Section 2.02 and Exhibit B, the following defined terms shall have the following meanings: (i) “New Funds Amount” means the amount equal to the product of a Lender’s increased Commitment or a CI Lender’s Commitment (as applicable) represented as a percentage of the aggregate Commitments after giving effect to any Commitment Increase, times the aggregate principal amount of the outstanding Loans immediately prior to giving effect to such Commitment Increase, if any, as of any Commitment Increase Effective Date (without regard to any increase in the aggregate principal amount of Loans as a result of borrowings made after giving effect to such Commitment Increase on such Commitment Increase Effective Date); (ii) “Reducing Percentage Lender” means each then existing Lender immediately prior to giving effect to any Commitment Increase that does not increase its respective Commitment as a result of such Commitment Increase and whose relative percentage of the Commitments shall be reduced after giving effect to such Commitment Increase; and (iii) “Reduction Amount” means the amount by which a Reducing Percentage Lender’s outstanding Loans decrease as of any Commitment Increase Effective Date (without regard to the effect of any borrowings made on such Commitment Increase Effective Date after giving effect to the Commitment Increase occurring on such Commitment Increase Effective Date).
(e)    Each Commitment Increase shall become effective on its Commitment Increase Effective Date and upon such effectiveness (i) the Administrative Agent shall record in the register each then CI Lender’s information as provided in the applicable Notice of Commitment Increase and pursuant to an Administrative Questionnaire that shall be executed and delivered by each CI Lender to the Administrative Agent on or before such Commitment Increase Effective Date, (ii) Schedule 2.01 hereof shall be amended and restated to set forth all Lenders (including any CI Lenders) that will be Lenders hereunder after giving effect to such Commitment Increase (which amended and restated Schedule 2.01 shall be set forth in Annex I to the applicable Notice of Commitment Increase) and the Administrative Agent shall distribute to each Lender (including each CI Lender) a copy of such amended and restated Schedule 2.01, and (iii) each CI Lender identified on the Notice of Commitment Increase for such Commitment Increase shall be a “Lender” for all purposes under this Agreement.
(f)    Each Commitment Increase shall be deemed to constitute a representation and warranty by the Borrower on the applicable Commitment Increase Effective Date that (i) the representations and warranties of the Borrower set forth in this Agreement and in the other Loan Documents (other than the representations and warranties contained in Section 3.05, Section 3.11, Section 3.15 and Section 3.16) are true and correct in all material respects (provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such Commitment Increase Effective Date, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of such Commitment Increase Effective Date, such representations and warranties shall continue to be true and correct as of such specified earlier date; and (ii) at the time of and immediately after giving effect to such Commitment Increase, no Default shall have occurred and be continuing.
Section 2.03    Swingline Loans.
(a)    General. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in dollars to the Borrower from time to time during the Availability Period; provided that the aggregate Swingline Exposure (after giving effect to any requested Swingline Loan) shall not exceed the least of (i) the total Commitments, (ii) the excess of the total Commitments over the aggregate amount of the Loans then outstanding, (iii) the

Swingline Sublimit or (iv) the amount permitted by Section 2.22(a)(iv)(B); and provided, further, that (after giving effect to any requested Swingline Loan) the total Credit Exposures shall not exceed the total Commitments; and provided, further, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    Request; Timing; Making of Swingline Loan. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan. Except as specified in clause (c) below, all payments by the Borrower in respect of a Swingline Loan shall be made to the Swingline Lender.
(c)    Participation. The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
Section 2.04    Loans and Borrowings.
(a)    Each Loan shall be made in dollars as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments (or, with respect to the Swingline Loans, made by the Swingline Lender). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
Section 2.05    Requests for Borrowings. To request a Borrowing (other than a Borrowing for a Swingline Loan), the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.04:

(i)the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07(a).
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a telephonic or written Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.06    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of standby Letters of Credit, denominated in dollars, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period; provided that the aggregate LC Exposure (after giving effect to the requested issuance, amendment or extension of a Letter of Credit) shall not exceed the least of (i) the total Commitments, (ii) the excess of the total Commitments over the aggregate amount of the Loans (including Swingline Loans) then outstanding, (iii) the LC Sublimit or (iv) the amount permitted by Section 2.22(a)(iv)(A); and provided, further, that, subject to limitations set forth above, no Issuing Bank shall be obligated to front Letters of Credit to the extent that the LC Exposure associated with Letters of Credit issued by it would exceed such Issuing Bank’s LC Commitment; and provided, further, that (after giving effect to the requested issuance, amendment or extension of a Letter of Credit) the total Credit Exposures shall not exceed the total Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to the relevant Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a notice requesting the issuance of a Letter of Credit, or identifying the

Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit (which must be a fixed amount), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by the relevant Issuing Bank, the Borrower also shall submit a letter of credit application on its standard form in connection with any request for a Letter of Credit; provided that no provision in such application shall be deemed effective to the extent such provision contains, provides for, or requires, representations, warranties, covenants, security interests, Liens, indemnities, reimbursements of costs or expenses, events of default, remedies, or standards of care or to the extent such provision conflicts or is inconsistent with this Agreement. Following receipt of a notice requesting the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit) in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, the limits and sublimits specified in Section 2.06(a) are satisfied. Notwithstanding the foregoing or anything else to the contrary contained herein, no Issuing Bank shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank (x) shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular, (y) shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Availability Date, or (z) shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Availability Date and which such Issuing Bank in good faith deems material to it; provided that, in the cases of clauses (y) and (z), such Issuing Bank shall have provided written notice to the Borrower of its refusal to issue any Letter of Credit and the specific reasons therefor and the Borrower shall not have compensated such Issuing Bank for the imposition of such restriction, reserve or capital requirement or reimbursed such Issuing Bank for such loss, cost or expense, as applicable; or (B) the issuance of such Letter of Credit would violate one or more polices of such Issuing Bank (as consistently applied).
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Maturity Date; provided that, notwithstanding the foregoing, no Letter of Credit may expire beyond the close of business on the date that is five Business Days prior to the earliest Maturity Date applicable to any Lender, unless the amount of such Letter of Credit on the date of issuance, renewal or extension, as applicable, together with the aggregate of the outstanding LC Exposure and Loans at such time, is less than or equal to the total Commitments of all Lenders having a later Maturity Date.
(d)    Participation. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that issues such Letter of Credit or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit in accordance with this Agreement or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.05 that such payment be financed with an ABR Borrowing (consisting of a Swingline Loan or an ABR Loan, as appropriate) in an amount equal to the amount of the LC Disbursement, as determined by the applicable Issuing Bank promptly following determination thereof and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan or ABR Loan, as appropriate. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay in dollars to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay in dollars to the relevant Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as its interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of a Swingline Loan or an ABR Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse the relevant Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The relevant Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The relevant Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether it has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by a Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If (i) any Event of Default shall occur and be continuing, then on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure pursuant to Section 2.21(b), then the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest and fees thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clauses (iv), (v) or (vi) of clause (f) of Article VII. As collateral security for the payment and performance of the obligations of the Borrower under this Agreement, the Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Lenders, a first priority security interest in such account and all amounts and other property from time to time deposited or held in such account, and all proceeds thereof, and any substitutions and replacements therefor. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse ratably the

Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure pursuant to Section 2.21(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
Section 2.07    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.03. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.08    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such

Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.05 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.04:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an

Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
Section 2.09    Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Credit Exposures would exceed the total Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence of identified events, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent and may not be reinstated except pursuant to Section 2.02. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
Section 2.10    Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date and (ii) to the Swingline Lender (except to the extent the Lenders have purchased participations in the applicable Swingline Loan, in which case all payments shall be made to the Administrative Agent for the account of such Lenders, as specified in the seventh sentence of Section 2.03(c)) the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or the last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Borrowing (not consisting of Swingline Loans) is made, the Borrower shall repay all Swingline Loans then outstanding.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note, dated the Closing Date, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and otherwise substantially in the form of Exhibit D hereto (a “Note”). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11    Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any ABR Borrowing shall be in a minimum amount of $1,000,000 with additional increments of $500,000. Each partial prepayment of any Eurodollar Borrowing shall be in a minimum amount of $5,000,000 with additional increments of $1,000,000. Each partial prepayment of any Swingline Borrowing shall be in a minimum amount of $500,000 with additional increments of $100,000. Each prepayment of any Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding costs pursuant to Section 2.16.

Section 2.12    Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the unused Commitment of such Lender during the period from and including the Availability Date to but excluding the date on which such Commitment terminates; provided that the determination of such unused Commitment shall be made without giving effect to any outstanding Swingline Loans. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Availability Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to such Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Availability Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate per annum separately agreed upon by the Borrowing and such Issuing Bank on the average daily amount of the LC Exposure associated with Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Availability Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Availability Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to them) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees payable that have been paid shall not be refundable under any circumstances.
Section 2.13    Interest. (a) The Loans comprising each ABR Borrowing and each Swingline Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan (other than Swingline Loans) prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.14    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
Section 2.15    Increased Costs. (a) If any Change in Law shall:
(ii)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;
(iii)    subject any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes imposed on or with respect to payments made under this Agreement, or (y) Taxes described in clauses (b) through (f) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iv)    impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein (excluding for purposes of this subsection (iii) any Taxes);
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided, that such Lender or such Issuing Bank is generally seeking, or intends generally to seek, compensation from similarly situated borrowers under similar credit facilities (to the extent such Lender or Issuing Bank has the right under such similar credit facilities to do so) with respect to such Change in Law regarding capital or liquidity requirements.

(c)    A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the basis for, the calculation of and the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof. In determining such amount, such Lender agrees to act in good faith and to use reasonable averaging and attribution methods.
(d)    Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 2.16    Break Funding Payments. In the event of (1) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (1) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (1) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (1) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender (other than, in the case of a claim for compensation based on the failure to borrow as specified in clause (c) above, any Lender whose failure to make a Loan required to be made by it hereunder has resulted in such failure to borrow) for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth in reasonable detail the basis for and any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17    Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The Borrower shall indemnify the Administrative Agent, each Lender, and each Issuing Bank, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender, or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction that are reasonably requested by the Borrower as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower as the case may be, pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdictions; provided that the delivery of any documentation described in this Section 2.17(e)(i) shall not be required if in the Lender’s reasonable judgment the completion, execution or delivery of such documentation would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,
(A)    any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9; and
(B)    each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(1)    executed originals of Internal Revenue Service Form W‑8BEN claiming eligibility for benefits of an income Tax treaty to which the United States is a party,
(2)    executed originals of Internal Revenue Service Form W‑8ECI,
(3)    executed originals of Internal Revenue Service Form W‑8IMY and all required supporting documentation, or
(4)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower or either Parent within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the

Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its or their obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii) “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)    Each Lender agrees that if any form of certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
Section 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) Except with respect to Excluded Taxes, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16 or Section 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without deduction, setoff or counterclaim (other than any deduction or setoff in respect of Excluded Taxes as explicitly described in such Sections). Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to each Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(c), Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
Section 2.19    Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any Lender fails to execute and deliver any amendment, consent or waiver to any Loan Document requested by the Borrower by the date specified by the Borrower (or gives the Borrower or the Administrative Agent written notice prior to such date of its intention not to do so), which amendment, consent or waiver (i) is required to be executed by all Lenders or all affected Lenders and (ii) has been approved by the Required Lenders, or if any Lender delivers a notice to the Borrower and/or the Administrative Agent pursuant to Section 2.20, or if any Lender shall fail to agree to extend the Maturity Date pursuant to Section 2.21, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent (or consents) shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Borrower, as applicable, (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and (iv) if the assignee is not another Lender, the Administrative Agent shall have received a processing and recordation fee from the replacement Lender of $3,500.

Section 2.20    Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable lending office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.
Section 2.21    Extension of Maturity Date.
(a)    Not earlier than 75 days prior to, nor later than 30 days prior to, the Initial Maturity Date and each anniversary of the Initial Maturity Date, the Borrower may, but no more than two times, upon notice to the Administrative Agent (which shall promptly notify the Lenders), request a one-year extension of the Maturity Date then in effect. Within 15 days of delivery of such notice, each Lender shall notify the Administrative Agent whether or not it consents to such extension (which consent may be given or withheld in such Lender’s sole and absolute discretion). Any Lender not responding within the above time period shall be deemed not to have consented to such extension. The Administrative Agent shall promptly notify the Borrower and the Lenders of the Lenders’ responses.
(b)    The Maturity Date shall be extended only if the Required Lenders (calculated excluding any Defaulting Lender and after giving effect to any replacements of Lenders permitted herein) have consented thereto (the Lenders that so consent being the “Consenting Lenders” and the Lenders that do not consent being the “Non-Consenting Lenders”). If so extended, the Maturity Date, as to the Consenting Lenders, shall be extended to the same date in the year following the Maturity Date then in effect (such existing Maturity Date being the “Extension Effective Date”). The Administrative Agent and the Borrower shall promptly confirm to the Lenders such extension, specifying the date of such confirmation (the “Extension Confirmation Date”), the Extension Effective Date, and the new Maturity Date (after giving effect to such extension). As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Extension Confirmation Date signed by an Authorized Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, (A) before and after giving effect to such extension, the representations and warranties contained in Article III made by it are true and correct on and as of the Extension Confirmation Date, except to the extent that such representations and warranties specifically refer to an earlier date, (B) before and after giving effect to such extension no Default exists or will exist as of the Extension Confirmation Date, and (C) since December 31, 2012, no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect has occurred. The Borrower shall prepay any Loans outstanding on the

Extension Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Loans ratable with any revised and new Applicable Percentages of all the Lenders effective as of the Extension Effective Date; and if, after giving effect to such prepayment, the total Credit Exposures exceeds the total Commitments then in effect as a result of an LC Exposure, then the Borrower will pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.06(j). In addition, each Consenting Lender shall automatically (without any further action) and ratably acquire on the Extension Effective Date the Non-Consenting Lenders’ participations in Letters of Credit, in an amount equal to such Consenting Lender’s Applicable Percentage of the amount of such participations. If any Non-Consenting Lender is an Issuing Bank and any Letters of Credit issued by such Issuing Bank under this Agreement remain outstanding on the Maturity Date applicable to such Non-Consenting Lender, the Borrower shall deposit cash collateral with such Issuing Bank in an amount equal to the aggregate face amount of such Letters of Credit upon terms reasonably satisfactory to such Issuing Bank to secure the Borrower’s obligations to reimburse for drawings under such Letters of Credit or make other arrangements satisfactory to such Issuing Bank and the Borrower with respect to such Letters of Credit including providing other credit support.
Section 2.22    Defaulting Lenders.
(a)    Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(i)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(ii)    the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02 or any consent to an extension of the Maturity Date pursuant to Section 2.21); provided that in no event shall (A) such Defaulting Lender’s Commitment be increased or extended without its consent and (B) the principal amount of, or interest or fees payable on, Loans or LC Disbursements be reduced or excused or the scheduled date of payment be postponed as to such Defaulting Lender without such Defaulting Lender’s consent (except that fees shall be cease to accrue for the account of such Defaulting Lender to the extent specified in this Section 2.22 without such Defaulting Lender’s consent);
(iii)    if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(A)    all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the Lenders that are not Defaulting Lenders (for purposes of this Section 2.22, the “non-Defaulting Lenders”) in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.03 are satisfied at such time;
(B)    if the reallocation described in clause (iii)(A) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (iii)(A) above) and (y) second, cash collateralize, for the benefit of the Issuing Banks, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (iii)(A) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(C)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (iii)(B) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(D)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (iii)(A) above, then the fees payable to such non-Defaulting Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ LC Exposure after giving effect to such reallocation and, to the extent of such reallocation, fees under Section 2.12(b) shall no longer accrue for the benefit of such Defaulting Lender; and
(E)    if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (iii)(A) or clause (iii)(B) above, then, without prejudice to any rights or remedies of any Issuing Bank or any non-Defaulting Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (ratably in proportion to the amount of Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(iv)    so long as a Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(a)(iii), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iii)(A) (and such Defaulting Lender shall not participate therein). For the avoidance of doubt, (A) with respect to Letters of Credit requested at a time when a Lender is a Defaulting Lender, to the extent such Defaulting Lender’s obligations under Section 2.06 are reallocated to other non-

Defaulting Lenders in accordance with such non-Defaulting Lenders’ respective Applicable Percentages (to the extent, after giving effect to the issuance of such Letter of Credit, that the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments), the existence of such Defaulting Lender shall not affect the obligation of any Issuing Bank to issue Letters of Credit up to the LC Sublimit, as reduced by such Defaulting Lender’s Applicable Percentage (without taking into consideration any reallocation described in this Section 2.22) of the LC Sublimit or (B) with respect to Swingline Loans requested at a time when a Lender is a Defaulting Lender, to the extent such Defaulting Lender’s obligations under Section 2.03 are reallocated to other non-Defaulting Lenders in accordance with such non-Defaulting Lenders’ respective Applicable Percentages (to the extent, after giving effect to such Swingline Loan, that the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments), the existence of such Defaulting Lender shall not affect the obligation of the Swingline Lender to make Swingline Loans up to the Swingline Sublimit, as reduced by such Defaulting Lender’s Applicable Percentage (without taking into consideration any reallocation described in this Section 2.22).
(b)    In the event that the Administrative Agent, the Borrower, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
Each of the Borrower and each Guarantor, with respect to representations and warranties pertaining to it, represents and warrants to the Administrative Agent and to each Lender, as of the Closing Date (in the case of the representations and warranties contained in Section 3.05(a) only) and the Availability Date (in the case of the representations and warranties contained in each Section of this Article III other than Section 3.05(a)), and thereafter as of each date required by Section 4.02 or Section 4.03, that:
Section 3.01    Corporate Existence and Power. Each Loan Party is a corporation, partnership or limited liability company duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization, and has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.
Section 3.02    Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by each Loan Party of this Agreement and any other Loan Documents to which it is a party (d) are within its organizational powers, have been duly authorized by all necessary organizational action, (e) require no consent or approval of, or other action by or in respect of, or registration or filing with, any Governmental Authority, (f) do not contravene, or constitute a breach or a default under, any provision of its Organization Documents, (g) do not contravene any applicable Law or regulation, and (h) will not violate or result in a default under any Material Agreement, any indenture, agreement or other instrument binding upon any Loan Party or any of its Restricted Subsidiaries or by which any property or asset of any Loan Party or any of its Restricted Subsidiaries is bound, except, in the case of clauses (b), (d) and (e) as would not reasonably be expected to result in a Material Adverse Effect.
Section 3.03    Enforceability. The Loan Documents to which it is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms, except as may be limited by applicable bankruptcy, moratorium, insolvency or similar Laws affecting the rights of creditors generally and general principles of equity.
Section 3.04    Financial Information.
(a)    The Initial Financial Statements of Borrower’s Predecessor present fairly, in all material respects, the combined financial position and combined results of operations and cash flows of Borrower’s Predecessor as of such dates and for such periods in conformity with GAAP and were prepared in good faith based on the assumptions that were believed to be reasonable in light of the then-existing conditions (subject to the proviso that it is understood that such pro forma financial statements are based upon professional opinions, estimates and adjustments and that the Loan Parties do not warrant that such opinions, estimates and adjustments will ultimately prove to have been accurate).
(b)    Beginning with the initial delivery of the financial information required under Section 5.01(a) and Section 5.01(b), the financial information delivered to the Lenders pursuant to such sections fairly presents, in all material respects, in conformity with GAAP, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows as of such date (subject, in the case of interim statements, to normal year-end adjustments and the absence of footnotes).
Section 3.05    Litigation; No Material Adverse Effect.
(a)    As of the Closing Date, except as disclosed in Schedule 3.05, there is no litigation, arbitration or governmental investigation, proceeding or inquiry pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary as to which there is a reasonable possibility of an adverse determination (i) which could reasonably be expected to have a material adverse effect on the business, assets

(including the assets or business to be contributed to the Borrower and its Subsidiaries pursuant to the Contribution and the IPO), financial condition, or operations of the Borrower and its Restricted Subsidiaries, taken as a whole, after giving effect to the Contribution and the IPO, or (ii) which seeks to prevent, enjoin or delay the Contribution or IPO or the making of the initial Loans hereunder, if any.
(b)    As of the Availability Date, since December 31, 2012, there has been no Material Adverse Effect.
Section 3.06    Employee Benefit Plans.
(a)    No Reportable Event has occurred or prohibited transaction under Section 406 of ERISA has occurred with respect to any “Employee Benefit Plans”, as that term is defined in Section 3(3) of ERISA, of the Borrower or any ERISA Affiliate which could reasonably be expected to result in a Material Adverse Effect. No prohibited transaction under Section 406 of ERISA which could reasonably be expected to result in a Material Adverse Effect has occurred with respect to the Borrower or any ERISA Affiliate or will occur upon the issuance of any Notes or the execution of this Agreement.
(b)    The Borrower and each ERISA Affiliate have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. Except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any ERISA Affiliate has (i) sought a waiver of the minimum funding standard under the Pension Funding Rules, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums due but not delinquent under Section 4007 of ERISA.
Section 3.07    Environmental Matters. Except with respect to any matter that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Restricted Subsidiaries (a) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law, (b) has become subject to any Environmental Liability, (c) has received notice of any claim with respect to any Environmental Liability or (d) knows of any basis for any Environmental Liability. This Section 3.07 is the sole and exclusive representation and warranty of the Loan Parties with respect to Environmental Laws, Environmental Liabilities and Hazardous Materials contained in this Article III and no other provision hereof shall be construed to constitute such a representation or warranty; provided that the foregoing does not limit the provisions of Section 3.04, Section 3.05 or Section 3.13.
Section 3.08    Taxes. (a) The Borrower and its Restricted Subsidiaries have filed all material United States federal income tax returns and all other material tax returns have been filed on or before the applicable due date (as such due date may have been timely extended), and

(b) all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Restricted Subsidiary have been paid (other than those which are currently being contested in good faith by appropriate proceedings or to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect or materially adversely affect the performance by the Borrower of its payment obligations under this Agreement or any Notes). The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.
Section 3.09    Investment Company Act. None of the Borrower nor any of its Subsidiaries is, or is required to be registered as, an “investment company”, or a company “controlled” by an “investment company”, as defined in the Investment Company Act of 1940, as amended.
Section 3.10    Use of Proceeds. Neither the Borrower nor any of its Subsidiaries is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any of the Loans or any Letter of Credit will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation U or Regulation X of the Board of Governors of the Federal Reserve. Neither the Borrower nor any Subsidiary of the Borrower will, directly or, to the knowledge of the Borrower, indirectly, use or lend, contribute, provide or otherwise make available the proceeds of any Borrowing or any Letter of Credit to any subsidiary, joint venture partner, or other Person, (a) to fund payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity on behalf of any of the foregoing, in violation of applicable Anti-Corruption Laws or (b) to fund any activity or business in, of or with, any Sanctioned Country or to fund any activity or business of or with any Person located, organized or residing in any Sanctioned Country or who is the subject of any Sanctions to the extent that any such activity or business, or the funding of any such activity or business, would be in violation of the Sanctions or prohibited for a U.S. Person pursuant to Sanctions.
Section 3.11    Solvency. As of the Availability Date, the Borrower and its consolidated Subsidiaries taken as a whole are, and after the consummation of the Transactions will be, Solvent.
Section 3.12    Compliance with Laws. Such Loan Party and its Restricted Subsidiaries are in compliance with all applicable Laws (including ERISA and the rules and regulations thereunder and laws of the United States regarding sanctions and export controls applicable to unauthorized dealings with sanctioned countries or Persons) except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 3.13    Disclosure. The written reports, financial statements, certificates and other written information (other than information of a global economic or industry nature) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other written information so furnished), when taken as a whole, did not contain as of the date such written reports, financial statements, certificates or other written information were so furnished, any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to (a) projections, estimates, pro forma financial information, engineering reports and forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) contained in the materials referenced above, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time and (b) financial statements (including the Initial Financial Statements), the Borrower represents only that such financial statements were prepared as represented in Section 3.04 and as required by Section 5.01(a) and Section 5.01(b), as applicable.
Section 3.14    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures intended to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors and officers, to the knowledge of the Borrower, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.
Section 3.15    Subsidiaries. Set forth on Schedule 3.15 is a complete and accurate list as of the Availability Date of each of the Borrower’s Subsidiaries, together with its jurisdiction of formation, the Borrower’s direct or indirect percentage ownership therein and whether it is a Material Subsidiary.
Section 3.16    Title to Properties. As of the Availability Date, each Loan Party and each of its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property necessary or otherwise material to the business of the Loan Parties and their respective Restricted Subsidiaries, taken as a whole, except for Liens permitted hereby and except where the failure to have such title or leasehold interest would not reasonably be expected to result in a Material Adverse Effect.
Section 3.17    Material Agreements. None of the Borrower or any Restricted Subsidiary has, and to the knowledge of the Borrower, no other party to any Valero Material Agreement has, defaulted under any such Valero Material Agreement, which default, in either case, would reasonably be expected to have a Material Adverse Effect.
ARTICLE IV
CONDITIONS
Section 4.01    Conditions to Effectiveness of this Agreement (Closing Date). This Agreement shall be effective upon satisfaction of the conditions precedent set forth in this Section

4.01; provided that the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject to satisfaction or waiver of the conditions precedent set forth in Section 4.02 and Section 4.03.
(a)    Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by an Authorized Officer of each Loan Party and each Lender, (ii) for the account of each Lender that has requested a Note, a Note conforming to the requirements of Section 2.10(e) and executed by an Authorized Officer of the Borrower, and (iii) for the account of the Swing Line Lender, if the Swing Line Lender has so requested, a Note conforming to the requirements of Section 2.10(e) and executed by an Authorized Officer of the Borrower.
(b)    Approvals. The Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower confirming that all governmental and regulatory approvals necessary in connection with execution and delivery of this Agreement and the Notes shall have been obtained and be in full force and effect or stating that no such approvals are required.
(c)    “Know Your Customer” and Anti-Money Laundering Compliance. The Administrative Agent shall have received all documentation and other information required by regulatory authorities with respect to the Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by the Administrative Agent a reasonable period in advance of the Closing Date.
The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
Section 4.02    Conditions to the Initial Loans and Letters of Credit (Availability Date). The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder is subject to the occurrence of the Closing Date and shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    Legal Opinions. The Administrative Agent shall have received favorable written opinions, reasonably satisfactory to the Joint Lead Arrangers, of (i) Jay Browning, in-house counsel of the Borrower, and (ii) Baker Botts L.L.P., counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders and dated the Availability Date, covering such matters relating to the Loan Parties and the Loan Documents as the Joint Lead Arrangers shall reasonably request.
(b)    Secretary’s Certificates. The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party (or the General Partner on behalf of such Loan Party), dated as of the Availability Date, certifying (i) the resolutions of the board of directors of such Loan Party authorizing the execution of each Loan Document to which such Loan Party is party, (ii) the Organization Documents of such Loan Party, and (iii) the names and true signatures of the officers executing any Loan Document on behalf of such Loan Party on the Availability Date, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c)    Existence and Good Standing Certificates. The Administrative Agent shall have received certificates of existence and good standing with respect to each Loan Party, dated as of a recent date, from appropriate public officials in the jurisdictions of organization of such Loan Parties.
(d)    Closing Certificate. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent dated the Availability Date and signed by a Financial Officer of the Borrower certifying (which statement shall constitute a representation and warranty made by the Borrower to the Lenders hereunder on the Availability Date) that, as of the Availability Date after giving effect to the Contribution and the IPO, (i) each of the representations and warranties made by each Loan Party in this Agreement (other than the representations and warranties contained in Section 3.05(a) hereof) are true and correct in all material respects on and as of such date, provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof, (ii) no Default or Event of Default has occurred and is continuing and (iii) as to the matters contained in Section 4.02(h) and Section 4.02(j).
(e)    Fees and Expenses. The Administrative Agent shall have received the fees due and payable and required to be paid to it on or prior to the Availability Date pursuant to Section 2.12(c) and the Fee Letters, and the Administrative Agent and the Joint Lead Arrangers shall have received payment of all expenses and other amounts due and payable on or prior to the Availability Date (provided, that in the case of expenses, such expenses are invoiced at least one Business Day prior to the Availability Date).
(f)    Financial Statements. The Lenders shall have received (which shall be deemed to have occurred upon posting of the effective Registration Statement on EDGAR) the Initial Financial Statements.
(g)    Guaranty. The Administrative Agent shall have received the following: (i) a Guarantee Joinder dated the Availability Date and signed by each other Person required to deliver a Guarantee pursuant to Section 5.09, together with such certificates required to be delivered thereunder, or (ii) a certificate dated the Availability Date executed by a Financial Officer of the Borrower certifying that no other Material Subsidiary that is a First Tier Subsidiary exists on the Availability Date.
(h)    Contribution and IPO. The Contribution and the IPO shall have been, or contemporaneously with the Availability Date shall be, consummated (i) in all material respects as described in the Registration Statement, and (ii) in compliance in all material respects with applicable law and regulatory approvals.
(i)    Material Agreements. The Borrower shall have provided copies of the Material Agreements to the Administrative Agent and Joint Lead Arrangers (any such Material Agreements available on EDGAR being deemed to be delivered to the Administrative Agent and Joint Lead Arrangers), the material terms of which shall be reasonably satisfactory to the Joint Lead Arrangers (it being understood that the material terms described in the Registration Statement shall be deemed to be reasonably satisfactory to the Joint Lead Arrangers).

(j)    Approvals. All material governmental and third party approvals necessary in connection with the Transactions shall have been obtained and be in full force and effect, and all applicable waiting periods and appeal periods shall have expired.
For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the Availability Date, specifying its objection thereto.
The Administrative Agent shall notify the Borrower and the Lenders of the Availability Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions contained in this Section 4.02 is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on April 30, 2014 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
Section 4.03    Each Credit Event. The obligation of each Lender to make a Loan, and of each Issuing Bank to issue, amend or extend any Letter of Credit, is subject to the occurrence of the Closing Date and the satisfaction of the following conditions:
(a)    The representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects (provided that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct as of such specified earlier date; provided further that, in each case, (i) the representations and warranties contained in Section 3.05(a) shall be made only on and as of the Closing Date and (ii) the representations and warranties contained in Section 3.05(b), Section 3.11, Section 3.15 and Section 3.16 shall be made only on and as of the Availability Date, and none of the representations and warranties described in the foregoing clauses (i) and (ii) shall be restated on any Borrowing Date or issuance date that occurs after the Closing Date or Availability Date, as applicable.
(b)    No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made, or Letters of Credit requested to be issued, amended or extended, on such date.
(c)    The Administrative Agent shall have received, as applicable, a Borrowing Request in accordance with Section 2.05, a request for a Swingline Loan pursuant to Section 2.03 or a request for a Letter of Credit pursuant to Section 2.06.

Each Borrowing of Loans under Section 2.01 or Section 2.03 and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
From and after the Availability Date and until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or with respect to which other arrangements have been made that are satisfactory to the Administrative Agent or the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
Section 5.01    Financial Reporting Requirements. The Borrower will:
(a)    make available its Form 10-K via the EDGAR system of the SEC (“EDGAR”) on the internet as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, which will in each case include an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statements of income, cash flows and changes in partners’ capital for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year of the Borrower (or, with respect to the fiscal year 2012, of the Borrower’s Predecessor), all reported on in a manner acceptable to the SEC by KPMG LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit);
(b)    make available its Form 10-Q via EDGAR on the internet as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, which will, in each case, include, a consolidated balance sheet of the Borrower and its Subsidiaries, as of the end of such quarter and the related (i) consolidated statement of income for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, and (ii) consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form (A) for the consolidated balance sheet, the figures as of the end of the Borrower’s (or, if applicable, of the Borrower’s Predecessor’s) previous fiscal year, (B) for the consolidated statement of income, the figures for the corresponding quarter and the corresponding portion of the Borrower’s (or, if applicable, of the Borrower’s Predecessor’s) previous fiscal year and (C) for the consolidated statement of cash flows, the figures for the corresponding portion of the Borrower’s (or, if applicable, of the Borrower’s Predecessor’s) previous fiscal year; provided, however, the financial statements for the quarter ended September 30, 2013 shall consist of a combined balance sheet of the Borrower’s Predecessor, as of the end of such quarter and the related (i) combined statement of income for such quarter and for the portion of the Borrower’s Predecessor’s fiscal year ended at the end of such quarter, and (ii) combined statement of cash flows for the portion of the Borrower’s Predecessor’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form (A) for the combined balance sheet, the figures as of the end of the Borrower’s Predecessor’s previous fiscal year, (B)

for the combined statement of income, the figures for the corresponding quarter and the corresponding portion of the Borrower’s Predecessor’s previous fiscal year and (C) for the combined statement of cash flows, the figures for the corresponding portion of the Borrower’s Predecessor’s previous fiscal year, and the making available of such financial statements shall constitute a certification (subject to normal year-end adjustments) as to fairness of presentation and GAAP;
(c)    furnish to the Administrative Agent within 10 days of making available via EDGAR each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of the Borrower (i) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 and from and after the Investment Grade Rating Date, Section 6.03(b);
(d)    furnish to the Administrative Agent within 10 days of making available via EDGAR the financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of the Borrower certifying which Subsidiaries of the Borrower are Material Subsidiaries (which certificate may be combined with the certificate being delivered pursuant to clause (c) above on such date);
(e)    furnish to the Administrative Agent a copy of all documents filed by the Borrower or any Restricted Subsidiary with the SEC; provided that such documents shall be deemed to have been furnished on the date when made available via EDGAR;
(f)    promptly upon the Borrower first obtaining a Designated Rating, provide to the Administrative Agent written notice thereof; and
(g)    furnish to the Administrative Agent from time to time such additional information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender through the Administrative Agent may reasonably request.
Section 5.02    Notices. The Borrower will promptly furnish, or cause to be furnished, to the Administrative Agent, notice of: (a) the occurrence of any (i) Default or (ii) Event of Default hereunder; and (b) the institution of any litigation or proceeding involving it or a Restricted Subsidiary that has had or is reasonably expected to have a Material Adverse Effect (whether or not the claim asserted therein is considered to be covered by insurance). Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.03    Existence; Conduct of Business. The Borrower will, and will cause each Required Guarantor to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business; provided that the foregoing shall not prohibit any merger or consolidation of the Borrower permitted under Section 6.02 or any merger, consolidation, liquidation or dissolution of any Subsidiary that is not otherwise prohibited by the terms of this Agreement; and provided further, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to preserve, renew or keep in full force and effect any right, license, permit, privilege or franchise to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.
Section 5.04    Payment of Taxes. The Borrower will pay and discharge, and will cause each Material Subsidiary to pay and discharge, at or before maturity, all their respective material tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain and will cause each Material Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.
Section 5.05    Maintenance of Property; Insurance. The Borrower will keep, and will cause each Material Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Borrower or in such Material Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all their property in at least such amounts and against such risks as are usually insured against in the same general area by companies of similar size and established repute engaged in the same or a similar business; and will furnish to the Administrative Agent, upon its written request, full information as to the insurance carried.
Section 5.06    Compliance with Laws. The Borrower will comply, and cause each Restricted Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, and requirements of any Governmental Authority (including ERISA and the rules and regulations thereunder and Anti-Corruption Laws and applicable Sanctions) except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
Section 5.07    Books and Records; Inspection Rights.
(a)    The Borrower will keep, and will cause each Material Subsidiary to keep, proper books of record and account in which complete and accurate entries are made of its financial and business transactions to the extent required by GAAP.
(b)    The Borrower will permit, and will cause each Material Subsidiary to permit, representatives of the Administrative Agent and each Lender, as applicable, at the Administrative Agent’s or such Lender’s expense, upon reasonable prior notice during normal business hours (and, if the Borrower shall so request, in the presence of an officer or appointee of any officer of the Borrower or the General Partner), and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines and in accordance with any applicable safety procedures, (i) in the case of the Administrative Agent only, to visit and inspect their respective properties, to examine and make extracts from their respective books and records, and (ii) in the case of the Administrative Agent and each Lender, to visit and discuss their respective affairs, finances and accounts with their respective officers, employees and, only during the continuance of an Event of Default, their independent public accountants, in each case, all at such reasonable times and as often as may reasonably be desired, but unless an Event of Default exists, no more frequently than once during each calendar year.
Section 5.08    Use of Proceeds. The proceeds of the Loans will be used for general partnership, corporate or company purposes, as applicable, of the Loan Parties and their Subsidiaries, including, without limitation, acquisitions and Restricted Payments. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only for general partnership, corporate or company purposes, as applicable, of the Loan Parties and their Subsidiaries.
Section 5.09    First Tier Subsidiaries; Additional Guarantors.
(a)    In the event any Material Subsidiary is or becomes a First Tier Subsidiary, the Borrower will, within 30 days thereof, (i) cause such Material Subsidiary to become a party to this Agreement and guarantee the Obligations by executing and delivering to the Administrative Agent a Guarantee Joinder substantially in the form of Exhibit E, and (ii) deliver certificates and other documentation substantially similar to those required to be delivered on the Availability Date with respect to the Initial Guarantor pursuant to Section 4.02(b) and Section 4.02(c), in form and substance reasonably satisfactory to the Administrative Agent.
(b)    Any Restricted Subsidiary may, at its election, become a Guarantor by delivery to the Administrative Agent of the Guarantee Joinder documents required by clause (a) of this Section 5.09.
(c)    Upon delivery of a Guarantee Joinder and other required documents to the Administrative Agent by a Restricted Subsidiary, notice of which is hereby waived by each Loan Party, such Restricted Subsidiary shall be a Guarantor and shall be a party hereto as if an original signatory hereto. Each Loan Party expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Loan Party hereunder. This Agreement shall be fully effective as to each Loan Party that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Loan Party hereunder.
Section 5.10    Designation and Conversion of Restricted and Unrestricted Subsidiaries; Certain other Matters Pertaining to Unrestricted Subsidiaries.
(a)    Unless designated after the Availability Date in writing to the Administrative Agent pursuant to this Section, any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary.
(b)    The Borrower may designate a Subsidiary (other than the Initial Guarantor or any Required Guarantor) as an Unrestricted Subsidiary if (i) the requirements set forth in the definition of “Unrestricted Subsidiary” have been met with respect to such Subsidiary, (ii) immediately before and after such designation, no Default or Event of Default exists or would exist, (iii) after giving effect to such designation on a pro forma basis, the Borrower and its Subsidiaries would have been in compliance with all of the covenants contained in this Agreement, including Section 6.09, as of the end of the most recent fiscal quarter, (iv) a certificate of a Financial Officer is delivered to the Administrative Agent as provided in the definition of “Unrestricted Subsidiary”, and (v) no Subsidiary may be designated as an Unrestricted Subsidiary if it will be treated as a “restricted subsidiary” for purposes of any indenture, credit agreement, or similar agreement.
(c)    The Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists or would exist, (ii) if such Unrestricted Subsidiary has outstanding Indebtedness, Liens and/or Attributable Debt under any Sale/Leaseback Transaction, it would be permitted to incur such Indebtedness, Debt and/or Attributable Debt pursuant to Section 6.01 and Section 6.03, (iii) after giving effect to such designation on a pro forma basis, the Borrower and its Subsidiaries would have been in compliance with all of the covenants contained in this Agreement, including Section 6.09, as of the end of the most recent fiscal quarter, (iv) the representations and warranties with respect to such Subsidiary set forth in Article III of this Agreement (other than the representations and warranties that are made only as of the Closing Date or as of the Availability Date) are true and correct in all material respects with respect to such Subsidiary after giving effect to such designation (provided that the foregoing materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) and (v) the Borrower has provided to the Administrative Agent a certificate of a Financial Officer to the effect that each of the foregoing conditions has been satisfied. Immediately after such designation, such Subsidiary shall cease to be an Unrestricted Subsidiary. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness, Liens and Attributable Debt under Sale/Leaseback Transactions of such Subsidiary existing at such time.
(d)    The Borrower shall cause all Subsidiaries of an Unrestricted Subsidiary to satisfy the requirements set forth in the definition of “Unrestricted Subsidiaries” and such Subsidiaries shall also be Unrestricted Subsidiaries. The Borrower will not permit any Unrestricted Subsidiary to hold any Equity Interests in, or any Indebtedness of, the Borrower or any Restricted Subsidiary. Neither the Borrower nor any Restricted Subsidiary shall make any investment in (including any acquisition of Equity Interests or loans, advances or capital contributions to) an Unrestricted Subsidiary if a Default or Event of Default exists immediately before or immediately after making such investment.
(e)    If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of the definition of Unrestricted Subsidiary or the applicable requirements set forth in this Section, (i) it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement, (ii) any Indebtedness, Liens and Attributable Debt under Sale/Leaseback Transactions of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date, and (iii) the Borrower shall notify the Administrative Agent, pursuant to a certificate or other notice given by a Financial Officer, that such Unrestricted Subsidiary is no longer an Unrestricted Subsidiary.

(f)    The Borrower will not permit at any time the aggregate Net Tangible Assets of all Unrestricted Subsidiaries to exceed 20% of Consolidated Net Tangible Assets.
ARTICLE VI
NEGATIVE COVENANTS
From and after the Availability Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or with respect to which other arrangements have been made that are satisfactory to the Administrative Agent or the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Lenders that:
Section 6.01    Liens. Neither the Borrower nor any Restricted Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:
(a)    Prior to the Investment Grade Rating Date:
(i)    Liens described in Section 6.01(b)(vi) through (vii), and Section 6.01(b)(ix) through (xix);
(ii)    Liens under any Sale/Leaseback Transaction permitted under Section 6.03(a)(iii);
(iii)    Liens on cash and cash equivalents securing Hedging Obligations, provided that the aggregate amount of all such obligations secured by such Liens shall not at any time exceed $75,000,000;
(iv)    Liens not otherwise permitted by the other clauses of this Section 6.01(a) securing Indebtedness or other obligations of the Loan Parties or any of their respective Restricted Subsidiaries, provided that the sum, without duplication, of (1) the aggregate principal amount of all such Indebtedness and obligations plus (2) the outstanding Attributable Debt under all Sale/Leaseback Transactions of the Loan Parties and Restricted Subsidiaries permitted under Section 6.03(a)(iii), does not exceed an amount equal to 15% of Consolidated Net Tangible Assets at the time of creation, incurrence or assumption of such Lien or such Attributable Debt, as applicable; and
(v)    Liens existing on the Closing Date and set forth on Schedule 6.01(a).
(b)    From and after the Investment Grade Rating Date:
(i)    any Lien existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary of the Borrower and not created in contemplation of such event, provided that such Lien attaches only to such asset and proceeds thereof;
(ii)    any Lien on any asset securing Indebtedness (including Liens in respect of Capital Lease Obligations) incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing, repairing or improving such asset, provided that (i) such Lien attached to such asset concurrently with or within 90 days after the acquisition thereof or the date of completion of such construction, repair or improvement, and (ii) all such Liens attach only to the assets purchased, constructed, repaired or improved with the proceeds of the Indebtedness secured thereby and improvements, accessions, general intangibles and proceeds related thereto;
(iii)    any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Restricted Subsidiary and not created in contemplation of such event, provided that such Lien attaches only to such asset and proceeds thereof;
(iv)    any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Restricted Subsidiary and not created in contemplation of such acquisition, provided that such Lien attaches only to such asset and proceeds thereof;
(v)    any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 6.01(b), provided that the principal amount of such Indebtedness is not increased (other than by amounts incurred to pay the costs of such refinancing, extension, renewal or refunding and any premiums paid in connection therewith) and such Lien does not attach to any additional assets;
(vi)    Liens in favor of the Administrative Agent securing Indebtedness or other obligations existing pursuant to this Agreement and Liens in favor of a Credit Party on cash or cash equivalents required by the terms of this Agreement, including Section 2.21(b), to secure Letters of Credit or Credit Exposure;
(vii)    Liens to secure Indebtedness incurred or assumed in connection with pollution control, industrial revenue bond or similar types of financing, and Liens on property in favor of the United States or any state thereof, or any department, agency, instrumentality or political subdivision of any such jurisdiction, to secure Indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing, repairing or improving the property subject thereto;
(viii)    Liens granted on accounts receivable or other rights to payment and related assets in connection with Securitization Transactions permitted by Section 6.03(b)(ii);
(ix)    Liens on precious metals catalysts in connection with lease transactions and Liens under any Sale/Leaseback Transaction, in each case to the extent permitted by this Agreement;
(x)    Liens on cash collateral granted to an Issuing Bank in connection with the replacement of such Issuing Bank under Section 2.06(i) or pursuant to Section 2.21(b);

(xi)    Liens for taxes that (i) are not yet due, (ii) are not more than sixty (60) days past due and not subject to penalties for non-payment, or (iii) are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(xii)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other similar types of Liens arising in the ordinary course of business securing amounts which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(xiii)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(xiv)    Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(xv)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(xvi)    Liens securing judgments for the payment of money not constituting an Event of Default under clause (g) of Article VII;
(xvii)    Liens in favor of banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or any of its Restricted Subsidiaries on deposit with or in the possession of such bank, in each case in the ordinary course of business;
(xviii)    customary netting and offset provisions in Hedging Agreements;
(xix)    Liens on Equity Interests in an Unrestricted Subsidiary to secure Non-Recourse Debt on which such Unrestricted Subsidiary is an obligor; and
(xx)    Liens not otherwise permitted by the foregoing clauses of this Section 6.01(b) securing Indebtedness and Hedging Obligations, provided that Priority Debt shall not exceed the amount permitted by Section 6.03(b)(i) as of the last day of any fiscal quarter (beginning with the last day of the fiscal quarter in which the Investment Grade Rating Date occurs).
Section 6.02    Fundamental Changes; Dispositions.
(a)    A Loan Party will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer (in one transaction or in a series of transactions) all or substantially all of its assets to any other Person; provided that (A) any Person may consolidate or merge with or into the Borrower in a transaction in which the Borrower is the surviving Person; (B) any Loan Party (other than the Borrower) may merge into or consolidate with or sell, lease or otherwise transfer all or substantially all of its assets to (x) the Borrower or (y) a Restricted Subsidiary, provided that any such merger, consolidation, sale, lease or other transfer by the Initial Guarantor pursuant to this clause (y) shall be with, into or to a Guarantor or a Restricted Subsidiary that becomes a Guarantor contemporaneously with such merger, consolidation, sale, lease or other transfer; and (C) any Loan Party (other than the Borrower) may merge into, or consolidate with, any Person other than the Borrower or a Restricted Subsidiary if (x) such Loan Party is the surviving entity or (y) such other Person is the surviving entity and becomes a Restricted Subsidiary and a Guarantor contemporaneously with such merger or consolidation.
(b)    Upon the occurrence and during the continuance of a Default or Event of Default, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, convey, sell, transfer, or otherwise dispose of assets (including interests in any Person) in any transaction or series of related transactions for consideration in excess of $5,000,000; provided, that, notwithstanding the foregoing and subject to Section 6.02(a) above, the Borrower and its Restricted Subsidiaries may enter into (i) sales of inventory in the ordinary course of business, (ii) leases of transportation capacity, storage capacity, processing capacity, and marine and/or dock usage capacity, in the ordinary course of business, (iii) conveyances, sales, transfers, or other dispositions of obsolete, surplus or unusable equipment or equipment no longer used or useful in their respective businesses, (iv) conveyances, sales, transfers and other dispositions between or among the Borrower and/or its Restricted Subsidiaries and (v) sales of receivables in connection with any Securitization Transaction permitted hereby.
Section 6.03    Indebtedness; Securitization Transactions; Sale/Leaseback Transactions.
(a)    Prior to the Investment Grade Rating Date:
(i)    Indebtedness. No Loan Party will, nor will it permit its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
(A)    Indebtedness under the Loan Documents;
(B)    Indebtedness of a Loan Party owing to another Loan Party or a Restricted Subsidiary of a Loan Party, provided that in the case of Indebtedness owed by a Loan Party to a Non-Guarantor Subsidiary, such Indebtedness is subordinated to the Obligations on (i) the subordination terms set forth on Schedule 1.01(b) hereto or (ii) such other subordination terms that may be reasonably acceptable to the Administrative Agent;
(C)    other Indebtedness of the Loan Parties and their Restricted Subsidiaries in an aggregate principal amount not to exceed at any time outstanding, when added to the sum of (1) the outstanding amount of Attributable Debt under all Sale/Leaseback Transactions of the Loan Parties and their Restricted Subsidiaries permitted under Section 6.03(a)(iii) plus (2) the outstanding principal amount of all Indebtedness of the Loan Parties under the Loan Documents, an amount equal to 25% of Consolidated Net Tangible Assets plus the Aggregate Commitment Amount in effect at the time of the incurrence of such Indebtedness;
(D)    Indebtedness of a Loan Party or any Restricted Subsidiary as an account party in respect of trade letters of credit;
(E)    Indebtedness of a Loan Party owing to Valero Energy Corporation or any of its Subsidiaries (other than Loan Parties and their Restricted Subsidiaries), provided that such Indebtedness is subordinated to the Obligations on (i) the subordination terms set forth on Schedule 1.01(b) hereto or (ii) such other subordination terms that may be reasonably acceptable to the Administrative Agent; and
(F)    Indebtedness existing on the Closing Date and set forth on Schedule 6.03(a).
(ii)    Securitization Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Securitization Transaction.
(iii)    Sale/Leaseback Transactions. A Loan Party will not, and will not permit any Restricted Subsidiary to, enter into or incur any Attributable Debt under any Sale/Leaseback Transaction unless, after giving effect to such Sale/Leaseback Transaction, the sum, without duplication, of (A) the aggregate amount of Attributable Debt under all Sale/Leaseback Transactions of the Loan Parties and their Restricted Subsidiaries, plus (B) the outstanding principal amount of all Indebtedness of the Loan Parties and their Restricted Subsidiaries secured by liens permitted by Section 6.01(a)(iv), does not exceed an amount equal to 15% of Consolidated Net Tangible Assets at the time of consummation of such Sale/Leaseback Transaction.
(b)    From and after the Investment Grade Rating Date:
(i)    Priority Debt. The Borrower shall not permit the outstanding principal amount of Priority Debt, as of the last day of any fiscal quarter, beginning with the last day of the fiscal quarter in which the Investment Grade Rating Date occurs, to exceed an amount equal to 15% of Consolidated Net Tangible Assets as of such date. As used herein, “Priority Debt” means:
(A)    the aggregate outstanding principal amount of secured Indebtedness and the aggregate amount of secured Hedging Obligations of the Borrower and its Restricted Subsidiaries; provided that Priority Debt shall not include Indebtedness secured by:
(1)    (x) Liens existing on any asset transferred by Valero Energy Corporation or a subsidiary of Valero Energy Corporation to the Borrower or a Restricted Subsidiary and Liens existing on any asset of any Person the ownership of which is transferred by Valero Energy Corporation or a subsidiary of Valero Energy Corporation to the Borrower or a Restricted Subsidiary (collectively, “Transferred Liens”), in each case on or before the Availability Date, to the extent such Indebtedness described in this clause (x) is listed on Schedule 6.03(a) and (y) other Transferred Liens to the extent that the aggregate outstanding principal amount of Indebtedness secured by Liens described in this clause (y) does not exceed $10,000,000; or
(2)    (I)    Liens permitted pursuant to Section 6.01(b)(i) on assets of Persons that become Restricted Subsidiaries of the Borrower after the Availability Date (and proceeds thereof);
(II)    Liens permitted pursuant to Section 6.01(b)(ii) on assets purchased, constructed, repaired or improved by the Borrower or a Restricted Subsidiary after the Availability Date (and improvements, accessions, general intangibles and proceeds related thereto) securing Indebtedness incurred or assumed by the Borrower or such Restricted Subsidiary after the Availability Date for the purpose of financing all or any part of the cost of acquiring, constructing, repairing or improving such assets;
(III)    Liens permitted pursuant to Section 6.01(b)(iii) on assets of a Person merged or consolidated with or into the Borrower or a Restricted Subsidiary after the Availability Date (and proceeds thereof);
(IV)    Liens permitted pursuant to Section 6.01(b)(iv) on assets acquired by the Borrower or a Restricted Subsidiary after the Availability Date (and proceeds thereof);
(V)    Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section 6.03(b)(i), provided that the principal amount of such Indebtedness is not increased (other than by amounts incurred to pay the costs of such refinancing, extension, renewal or refunding and any premiums paid in connection therewith) and such Lien does not attach to any additional assets;
(VI)    Liens permitted pursuant to Section 6.01(b)(vi);
(VII)    Liens permitted pursuant to Section 6.01(b)(vii) on assets purchased, constructed, repaired or improved by the Borrower or a Restricted Subsidiary after the Availability Date for the purposes of financing all or part of the price or cost of constructing, repairing or improving such property;
(VIII)    Liens permitted pursuant to Section 6.01(b)(viii);

(IX)    Liens permitted pursuant to Section 6.01(b)(ix);
(X)    Liens permitted pursuant to Section 6.01(b)(x); and
(XI)    Liens permitted pursuant to Section 6.01(b)(xix); plus
(B)    Attributable Debt of the Borrower and its Restricted Subsidiaries in respect of Sale/Leaseback Transactions to the extent that such Attributable Debt exceeds $100,000,000, plus
(C)    the aggregate outstanding principal amount of unsecured Indebtedness of Non-Guarantor Subsidiaries (other than Excluded Subsidiary Debt).
For the avoidance of doubt, to the extent that a Guarantee constitutes Priority Debt and the Indebtedness Guaranteed thereby also constitutes Priority Debt, the amount of Priority Debt outstanding at such time shall be calculated without duplication and shall include only the amount of such Guaranteed Indebtedness constituting Priority Debt and shall not include the amount of such Guarantee.
(ii)    Securitization Transactions. The Borrower will not permit the aggregate outstanding amount of Securitization Transactions to exceed $300,000,000 at any time.
Section 6.04    Transactions with Affiliates. A Loan Party will not, and will not permit any of its Restricted Subsidiaries to, enter into or engage in any material transaction (including any sale, lease, transfer, purchase or acquisition of property or assets) with any of its Affiliates, except on terms and conditions, taken as a whole, that are substantially as favorable to such Loan Party or such Restricted Subsidiary as could be obtained on an arm’s-length basis from unrelated third parties (or, if in the good faith judgment of the General Partner’s board of directors, no comparable transaction is available with which to compare any such transaction, such transaction is otherwise fair to such Loan Party or such Restricted Subsidiary from a financial point of view), provided that the foregoing restriction shall not apply to:
(a)    transactions between or among any Loan Party and its Restricted Subsidiaries or between or among Restricted Subsidiaries;
(b)    transactions involving any employee benefit plan or related trust of the Borrower or any of its Restricted Subsidiaries;
(c)    transactions pursuant to any contract or agreement listed on Schedule 6.04;
(d)    the payment of reasonable compensation, fees and expenses to, and indemnity provided on behalf of directors and officers of such Loan Party or any Restricted Subsidiary;
(e)    the transactions described in the Contribution Agreement and the Registration Statement;

(f)    transactions entered into with Valero Energy Corporation and its Subsidiaries on terms that are fair and reasonable, taking into account the totality of the relationship between the Borrower and its Restricted Subsidiaries on the one hand, and Valero Energy Corporation and its Subsidiaries on the other; and
(g)    transactions approved by the Conflicts Committee of the Board of Directors (or equivalent governing body) of the General Partner (or the equivalent successor body to such Conflicts Committee).
Section 6.05    Restricted Payments. Prior to the Investment Grade Rating Date, the Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, during the occurrence and continuance of an Event of Default, or if an Event of Default would result therefrom.
Section 6.06    Changes in Organization Documents. No Loan Party shall make any changes to its Organization Documents that would reasonably be expected to have a Material Adverse Effect.
Section 6.07    Restrictive Agreements. The Borrower will not, and will not permit any Material Subsidiary to, enter into or permit to exist any agreement or other consensual arrangement that explicitly prohibits or restricts the ability of any Material Subsidiary to make any payment of any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interest of such Material Subsidiary, now or hereafter outstanding; provided that the foregoing shall not prohibit financial incurrence, maintenance and similar covenants that indirectly have the practical effect of prohibiting or restricting the ability of a Material Subsidiary to make such payments or provisions that require that a certain amount of capital be maintained, or prohibit the return of capital to shareholders above certain dollar limits; provided further, that the foregoing shall not apply to (i) prohibitions and restrictions imposed by law or by this Agreement, (ii) prohibitions and restrictions contained in, or existing by reason of, any agreement or instrument (A) existing on the Availability Date and described on Schedule 6.07, (B) relating to any Indebtedness of, or otherwise to, any Person at the time such Person first becomes a Material Subsidiary, so long as such prohibition or restriction was not created in contemplation of such Person becoming a Material Subsidiary, and (C) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness or other obligations issued or outstanding under an agreement or instrument referred to in clauses (ii)(A) and (ii)(B) above, so long as the prohibitions or restrictions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the prohibitions and restrictions contained in the original agreement or instrument, as determined in good faith by the Borrower or such Subsidiary, (iii) any prohibitions or restrictions with respect to a Material Subsidiary imposed pursuant to an agreement that has been entered into in connection with a disposition of all or substantially all of the Equity Interests of such Subsidiary or assets thereof, (iv) restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of, or the activities of, such joint venture, partnership or other joint ownership entity, or any of such entity’s subsidiaries, if such restrictions are not applicable to the property or assets of any other entity and (v) any prohibitions or restrictions on any Securitization Entity pursuant to a Securitization Transaction permitted hereunder.
Section 6.08    Change in Nature of Business. The Borrower will not, and will not permit any Material Subsidiary to, engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Material Subsidiaries on the Availability Date or any business substantially related or incidental thereto or logical extensions thereof (including (a) the oil and gas refining (including alternative fuels, fuels from biomaterials, development and exploration of gas-to-liquids technology (including actual utilization and production)), marketing, processing and distribution businesses, (b) the natural gas gathering, processing, and transport, and NGL fractionation and marketing, businesses, (c) the chemical manufacturing, processing and marketing businesses, and (d) the operation of crude oil and refined petroleum products pipelines, terminals and other transportation and logistics assets.
Section 6.09    Consolidated Leverage Ratio. The Borrower shall maintain, as of the last day of each fiscal quarter commencing with the last day of the first full fiscal quarter ending after the Availability Date, a Consolidated Leverage Ratio of no greater than (x) during an Acquisition Period, 5.5 to 1.0 and (y) at all other times, 5.0 to 1.0. For purposes of calculating compliance with the foregoing Consolidated Leverage Ratio, Consolidated EBITDA may include, at the Borrower’s option, any Qualified Project EBITDA Adjustments as provided in the definition thereof.
ARTICLE VII
EVENTS OF DEFAULT
If any of the following events (“Events of Default”) shall occur on or after the Availability Date:
(a)    the Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or any Guarantor shall fail to make any payments due under the Subsidiary Guarantee, in each case, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, in accordance with the terms hereof; (ii) any interest on any Loan or any reimbursement obligation in respect of any LC Disbursement, or any fee payable hereunder, when and as the same shall become due and payable in accordance with the terms hereof, and such failure shall continue unremedied for a period of five Business Days; or (iii) any other amount payable hereunder (including any cash collateral required to be provided hereunder), when and as the same shall become due and payable in accordance with the terms hereof, and such failure shall continue unremedied for a period of ten Business Days;
(b)    any representation or warranty made by the Loan Parties in Article III or in any certificate, financial or other statement furnished by the Loan Parties pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

(c)    the Borrower shall fail to perform or observe any of its covenants or agreements contained in Section 5.02(a)(ii), Section 5.03 (with respect to the existence of the Borrower), Section 5.08, or Article VI;
(d)    the Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and any such failure shall remain unremedied for 30 days;
(e)    (i) the Borrower, any Guarantor, any Material Subsidiary or any combination thereof shall default beyond any applicable period of grace in any payment of principal of or interest on any Indebtedness (other than Securitization Indebtedness of any Securitization Entity) on which the Borrower, any Guarantor or any Material Subsidiary or any combination thereof is or are liable in an aggregate principal amount then outstanding of $50,000,000 or more or (ii) an event of default (other than a failure to pay principal or interest) as defined in any mortgage, indenture, agreement or instrument under which there may be issued, or by which there may be secured or evidenced, any such Indebtedness shall happen and shall result in such Indebtedness becoming or being declared due and payable prior to the date on which it could otherwise become due and payable;
(f)    the General Partner, the Borrower, any Guarantor or any Material Subsidiary shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of all or a substantial part of its property, (ii) become unable, admit in writing its inability or fail to pay its debts generally as they become due, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) commence a voluntary case under the federal bankruptcy laws of the United States of America or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) if without the application, approval or consent of such Guarantor, the General Partner, the Borrower or any of its Material Subsidiaries, a proceeding shall be instituted in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of such Guarantor, the General Partner, the Borrower or any of its Material Subsidiaries an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of such Guarantor, the General Partner, the Borrower or such Material Subsidiaries or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by such Guarantor, the General Partner, the Borrower or such Material Subsidiaries in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) continue undismissed or unstayed for any period of 90 consecutive days;
(g)    one or more judgments or decrees shall be entered against the Borrower, any of its Material Subsidiaries, any Guarantor or any combination thereof involving in the aggregate liability (not paid or fully covered by insurance) of $50,000,000 or more with respect to any Guarantor, the Borrower or any of its Material Subsidiaries and such judgments or decrees shall not have been vacated, dismissed, discharged, stayed or bonded pending appeal within 45 days from the entry thereof;
(h)    a Change in Control shall occur;
(i)    an ERISA Event shall occur that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(j)    this Agreement, the Subsidiary Guarantee or any Note shall fail to be in full force and effect other than in accordance with its terms or as permitted hereby or any action is taken by the Borrower or any Guarantor to assert the invalidity or unenforceability of any of the foregoing;
then, and in every such event (other than an event with respect to the Borrower described in clauses (iv), (v) or (vi) of clause (f) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clauses (iv), (v) or (vi) of clause (f) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind (including notice of intent to accelerate or notice of acceleration), all of which are hereby waived by the Borrower.
ARTICLE VIII
THE ADMINISTRATIVE AGENT
Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
None of the Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents shall have any duties, responsibilities or liabilities under this Agreement and the other Loan Documents other than the duties, responsibilities and liabilities assigned to such entities in their capacities as Lenders (or Issuing Banks, if applicable) hereunder.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
MISCELLANEOUS
Section 9.01    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to the Borrower, to it at Valero Energy Partners LP, One Valero Way, San Antonio, Texas 78249, Attention of Donna M. Titzman, Chief Financial Officer (Facsimile No. (210) 345-2267);
(ii)    if to the Administrative Agent or to JPMorgan Chase Bank, N.A., as an Issuing Bank, the Swingline Lender or a Lender, to JPMorgan Chase Bank, N.A., Loan and Agency Services, 1111 Fannin Street, 10th Floor, Houston, Texas 77002, Attention of Nathan Lorensen (Facsimile No. (713) 427-6307), with a copy to JPMorgan Chase Bank, N.A., 712

Main Street, 12th Floor, Houston, Texas 77002, Attention of Muhammad Hasan (Facsimile No. (713) 216-4117);
(iii)    if to The Royal Bank of Scotland plc, as an Issuing Bank to The Royal Bank of Scotland, RBS Americas HQ, 600 Washington Boulevard, Stamford, Connecticut, 06901, Attention of Richard Emmich (Facsimile No. (203) 873-3569) with a copy to The Royal Bank of Scotland, 600 Washington Boulevard, Stamford, Connecticut, 06901, Attention of Marchette Major (Facsimile No. (203) 873¬3569); or, if to The Royal Bank of Scotland plc, as a Lender, to Credit Administration, The Royal Bank of Scotland, 600 Washington Blvd, Stamford, Connecticut, 06901, Attention of Donald Hart (Facsimile No. (203) 873-4059); and
(iv)    if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Notices and other communications (i) sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor and (iii) transmitted by telecopier or facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).
(c)    Change of Address. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
Section 9.02    Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b), (c) or (d) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    No provision contained in Article III, Article V, Article VI or Article VII hereof, and none of the definitions of any defined terms related to such provisions, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders.
(c)    Except as provided for in Section 9.02(d), neither this Agreement or the Notes nor any provision of either of the foregoing may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders.
(d)    Notwithstanding anything to the contrary contained in paragraphs (b) and (c) above, no such agreement or agreements referred to in such paragraphs shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration or termination of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.09(c), Section 2.18(b) or Section 2.18(c) in a manner that would alter the pro rata treatment of Lenders or pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change Section 2.21, Section 4.01, Section 4.02, Section 4.03 or any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender or (vi) amend, modify or otherwise change Section 2.22 without the written consent of the Administrative Agent, the Swingline Lender, each Issuing Bank and the Required Lenders. In addition, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or such Issuing Bank, as the case may be.
Section 9.03    Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates,

including the reasonable fees, charges and disbursements of a law firm, as counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement, (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a law firm, as counsel for the Administrative Agent, in connection with any amendments, modifications or waivers of the provisions hereof (in the case of clauses (i) and (ii), whether or not the transactions contemplated hereby or thereby shall be consummated), (iii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit issued by it or any demand for payment thereunder, (iv) all reasonable out-of-pocket expenses incurred by the Swingline Lender in connection with making any Swingline Loan or any demand for payment thereunder, and (v) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, each Issuing Bank, the Swingline Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including settlement costs and the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Joint Lead Arranger, the Swingline Lender or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Joint Lead Arranger, the Swingline Lender or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Joint Lead Arranger, the Swingline Lender or such Issuing Bank in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
Section 9.04    Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) other than as permitted in Section 6.03, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i)    Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)    the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment;
(C)    each Issuing Bank; and

(D)    the Swingline Lender.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which, for the avoidance of doubt, shall not be for the account of the Borrower, other than in respect of an assignment initiated by the Borrower pursuant to Section 2.19(b));
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and
(E)    no assignment shall be made to a Defaulting Lender.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), Section 2.07(b), Section 2.18(d) or Section 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    (i)    Any Lender may, without the consent of the Borrower, the Administrative Agent, the Swingline Lender or any Issuing Bank, sell participations to one or more banks or other entities (other than Competitors) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Swingline Lender, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first sentence of Section 9.02(d) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15, Section 2.16, and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    Notwithstanding anything herein to the contrary, each of the parties hereto agrees that, at any time on or prior to the Availability Date (but in no event later than November 29, 2013), the Commitments of existing Lenders may be reduced by the Administrative Agent in its sole discretion (with the consent of the Borrower) without the further consent of such Lenders, and one or more additional lenders that are not already Lenders hereunder and that are satisfactory to the Administrative Agent (each, a “New Lender”) may be added as new Lenders hereunder in the sole discretion of the Administrative Agent with the consent of the Borrower (collectively, the “Approved Reallocation”), all without the execution and delivery of any Assignment and Assumption Agreements and without the taking of any other action. The Approved Reallocation shall become effective on the date specified by the Administrative Agent (the “Reallocation Effective Date”) in a written notice to the Borrower and the Lenders, provided that each New Lender shall have executed and delivered to the Administrative Agent a signature page to this Agreement (and a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent), and upon such effectiveness: (i) the Administrative Agent shall record in the register each New Lender’s information as provided in an Administrative Questionnaire that shall be executed and delivered by each New Lender to the Administrative Agent on or before such Reallocation Effective Date, (ii) Schedule 2.01 hereof shall be deemed to be amended and restated to set forth all Lenders (including any new Lenders) that will be Lenders hereunder and their respective Commitments hereunder after giving effect to such Reallocation, and the Administrative Agent shall distribute to each Lender (including each New Lender) a copy of such amended and restated Schedule 2.01 (and such amended and restated Schedule 2.01 shall supersede and replace the existing Schedule 2.01) and a copy of the signature page of each New Lender and, the related joinder agreement (and this Agreement shall be deemed to be amended to add such signature page hereto), and (iii) each New Lender shall be a “Lender” for all purposes under this Agreement.

Section 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
Section 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
Section 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party that are due and payable at such time held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees to promptly notify the applicable Loan Party after any such setoff and application by it or any of its Affiliates; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to and shall not be affected by any other rights and remedies (including other rights of setoff) which such Lender may have.
Section 9.09    Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section is intended to waive the right of any party to remove any such action or proceeding commenced in any such New York State court to an appropriate New York Federal court to the extent the basis for such removal exists under applicable law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.
(c)    Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
Section 9.10    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT

OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
Section 9.12    Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, including any credit insurance provider relating to the Borrower and its obligations (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (1) any assignee of or Participant in, or any prospective assignee of or prospective Participant in, any of its rights or obligations under this Agreement or (2) any actual or prospective counterparty (or its advisors) to any swap, securitization or derivative transaction relating to the Borrower and its obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower relating to the Borrower and its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by or on behalf of the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)    Each Lender acknowledges that Information as defined in Section 9.12(a) furnished to it pursuant to this agreement may include material non-public information concerning the Borrower and its Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including federal and state securities laws.

(c)    All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Related Parties or its securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.
Section 9.13    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
Section 9.14    USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.
Section 9.15    No Liability of General Partner. It is hereby understood and agreed that the General Partner shall have no liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under the other Loan Documents. The Administrative Agent, Issuing Banks and the Lenders agree for themselves and their respective successors and assigns that no claim arising against the Borrower or any other Loan Party under any Loan Document with respect to the Obligations shall be asserted against the General Partner or its assets. Notwithstanding the foregoing, nothing in this Section 9.15 shall be construed so as to prevent the Administrative Agent or any Lender from commencing any action, suit or proceeding with respect to or causing legal papers to be served upon the General Partner for the purpose of obtaining jurisdiction over the Borrower or another Loan Party.
ARTICLE X
SUBSIDIARY GUARANTEE
Section 10.01    Guarantee. Each Guarantor, jointly and severally, hereby unconditionally and irrevocably guarantees to the Administrative Agent and the Lenders (the “Subsidiary Guarantee”), as primary obligor and not merely as surety, the prompt and complete payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower, now or hereafter existing under this Agreement and any other Loan Document, and all other Obligations, whether for principal, interest, fees, expenses or otherwise, including obligations which, but for an automatic stay under Section 362(a) of the Bankruptcy Code or any other insolvency law or other proceeding, would become due (such obligations being hereinafter referred to as the “Guaranteed Obligations”), and agrees to pay any and all expenses (including the legal fees, charges and disbursements of counsel) incurred by the Administrative Agent and each Lender in enforcing any rights under the Subsidiary Guarantee. No amendment or modification of the Subsidiary Guarantee may be made without the prior written consent of each Guarantor. Notwithstanding anything contained herein to the contrary, the obligations of the each Guarantor under the Subsidiary Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under the Subsidiary Guarantee subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.
Section 10.02    Waiver of Subrogation. Notwithstanding any payment or payments made by a Guarantor hereunder, or any set-off or application of funds of any Guarantor by the Administrative Agent or any Lender, such Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent and the Lenders against the Borrower or against any collateral security or guarantee or right of offset held by the Administrative Agent or the Lenders for the payment of the Guaranteed Obligations, nor shall any Guarantor seek any reimbursement from the Borrower in respect of payments made by the Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid in full, such amount shall be held by such Guarantor, in trust for the Administrative Agent and each Lender, segregated from other funds of such Guarantor and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent, for the ratable benefit of itself and the Lenders, in the exact form received by such Guarantor (duly indorsed by such Guarantor, if required), to be applied against the Guaranteed Obligations, whether mature or unmatured, in such order as any Lender may determine.
Section 10.03    Amendments, Etc., with respect to the Guaranteed Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by any Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, as applicable, and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement, and any Note and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as any Lender may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any Lien or security interest at any time held by it as security for the Guaranteed Obligations or for this Subsidiary Guarantee or any property subject thereto.
Section 10.04    Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Subsidiary Guarantee or acceptance of this Subsidiary Guarantee; the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Subsidiary Guarantee; and all dealings between the Borrower and the Guarantors, on the one hand, and the Administrative Agent or any Lender, as applicable, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, such Guarantor or any other Guarantor with respect to the Guaranteed Obligations. This Subsidiary Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to, and each Guarantor hereby expressly waives any defenses to its obligations hereunder based upon (a) the validity or enforceability of this Agreement, any Note, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Guaranteed Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise, (c) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any Lender, or (d) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Guaranteed Obligations, or of any Guarantor under this Subsidiary Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against the Guarantors, the Administrative Agent and each Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or such Lender, as applicable, to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such collateral security, or guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against each Guarantor.
Section 10.05    Reinstatement. This Subsidiary Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.
Section 10.06    Payments. Each of the Guarantors and the Borrower hereby agrees that the Guaranteed Obligations will be paid to the Administrative Agent, for the account of the Administrative Agent and the Lenders, without set-off or counterclaim in Dollars as expressed to be payable hereunder and under any Note, in immediately available funds at the office of the Administrative Agent specified in Section 9.01.
Section 10.07    Additional Guarantors. Upon the execution and delivery by any Person of a Guarantee Joinder and other required documents as provided in Section 5.09, such Person shall be a Guarantor and shall be a party hereto as if an original signatory hereto.
Section 10.08    Guaranty Release Matters. The Lenders authorize the Administrative Agent to release any Guarantor from its obligations as a Guarantor under this Agreement pursuant to a written request made by the Borrower, if (a) such Guarantor ceases to be a Subsidiary of the Borrower or a Material Subsidiary of the Borrower that is a First Tier Subsidiary as a result of a transaction permitted under this Agreement, (b) such Guarantor is an Elective Guarantor at the time of such release or (c) at any time on or after the Investment Grade Rating Date, and only for so long as the Borrower maintains an Investment Grade Rating, after giving pro forma effect to any such release occurring on or after the Investment Grade Rating Date, the Borrower is in compliance with Section 6.03(b)(i) and Section 6.09 and no Event of Default has occurred and is then continuing; provided that, for the avoidance of doubt, if the Borrower ceases to have an Investment Grade Rating, each Subsidiary that would have otherwise been required to be a Guarantor hereunder prior to giving effect to this Section 10.08, shall promptly, but in any event, within 10 Business Days of the loss of such Investment Grade Rating, execute and deliver to the Administrative Agent a joinder agreement in the form of Exhibit E hereto and become a Guarantor hereunder. Any such request shall be accompanied by a certificate of a Financial Officer of the Borrower certifying (which certification shall constitute a representation and warranty by the Borrower hereunder) that (i) no Event of Default then exists or will exist after giving effect to such release, (ii) after giving pro forma effect to any such release occurring on or after the Investment Grade Rating Date, the Borrower is in compliance with Section 6.03(b)(i) and Section 6.09, and (iii) the conditions for release set forth in this Section 10.08 have been satisfied. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under this Agreement pursuant to the terms and conditions hereof.
(Signature Pages Begin Next Page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

VALERO ENERGY PARTNERS LP

By: Valero Energy Partners GP LLC,
its General Partner
By: /s/ Donna M. Titzman

Name:	Donna M. Titzman

Title:	Senior Vice President, Chief Financial
Officer, and Treasurer

VALERO PARTNERS OPERATING CO. LLC

By: /s/ Donna M. Titzman

Name:	Donna M. Titzman

Title:	Senior Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as the Administrative Agent, the Swingline Lender, an Issuing Bank and a Lender
By:/s/ Muhammad Hasan
Name: Muhammad Hasan
Title: Vice President

THE ROYAL BANK OF SCOTLAND PLC, as an Issuing Bank and a Lender
By:/s/ John Preece
Name: John Preece
Title: Authorised Signatory

BARCLAYS BANK PLC, as a Lender
By:/s/ Vanessa A. Kurbatskiy
Name: Vanessa A. Kurbatskiy
Title: Vice President

MIZUHO BANK, LTD.,
as a Lender
By: /s/ Leon Mo
Name: Leon Mo
Title: Authorized Signature

The Bank of Tyokyo-Mitsubishi UFJ, Ltd.
By:/s/ Sherwin Brandford
Name: Sherwin Brandford
Title: Vice President

WELLS FARGO BANK, N.A.
By:/s/ Larry Robinson
Name: Larry Robinson
Title: Director

Citibank, N.A.
By:/s/ Eamon Baqui
Name: Eamon Baqui
Title: Vice President

Credit Agricole Corporate & Investment Bank
By:/s/ Michael Willis
Name: Michael Willis
Title: Managing Director

By:/s/ David Gurghigian
Name: David Gurghigian
Title: Managing Director

Credit Suisse AG, Cayman Islands Branch
By:/s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Authorized Signatory

By:/s/ Tyler R. Smith
Name: Tyler R. Smith
Title: Authorized Signaory

PNC BANK, NATIONAL ASSOCIATION
By:/s/ Holly Kay
Name: Holly Kay
Title: Vice President

ROYAL BANK OF CANADA, as a Lender
By:/s/ Don J. McKinnerney
Name: Don J. McKinnerney
Title: Authorized Signatory

SunTrust Bank
By:/s/ Carmen Malizia
Name: Carmen Malizia
Title: Director

THE BANK OF NOVA SCOTIA
By:/s/ John Frazell
Name: John Frazell
Title: Director

Schedule 1.01(a)
EXCLUDED SUBSIDIARY DEBT

Schedule 1.01(a) – Page 1

Schedule 1.01(b)
SUBORDINATION TERMS1
As used herein, (a) “Subordinated Debt” means loans made by [describe payee] (“Payee”) to any Subordinated Obligor (as defined below), which loans may (but need not) be evidenced by notes made by a Subordinated Obligor to the order of Payee, as such loans may be renewed, consolidated, amended, extended, or otherwise modified, together with interest and premium, if any, thereon and other amounts payable in respect thereof, including any interest accruing after the date of filing of any Proceeding as hereinafter defined, (b) ”this Subordination Agreement” means the provisions of this [Article], (c) ”payment in full” or “paid in full” when used in respect of the Senior Obligations means such time as the Lenders have no further commitments to lend or issue Letters of Credit (as defined in the Credit Agreement), all Obligations (as defined in the Credit Agreement) (other than contingent indemnification obligations not yet due and payable) have been paid in full in cash and all Letters of Credit have terminated or have been cash collateralized in accordance with the terms of the Credit Agreement, and (d) ”including” means “including without limitation”, and (e) ”Person” has the meaning set forth in the Credit Agreement.
Section 2.    Subordination. (a) The payment of any amounts owing in respect of the Subordinated Debt shall be subordinated, to the extent and in the manner hereinafter set forth, to the following (the “Senior Obligations”): (i) all Obligations as defined in Credit Agreement dated as of November 14, 2013 (the “Credit Agreement”), among Valero Energy Partners LP (the “Borrower”), Valero Partners Operating Co. LLC (the “Initial Guarantor”), the lenders from time to time party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, including any successors thereto, the “Administrative Agent”), (ii) all obligations under the Subsidiary Guarantee contained in (and as defined in) the Credit Agreement, made by the Initial Guarantor in favor of the Administrative Agent and the Lenders, and (iii) all obligations under any other guaranty made by any Subsidiary (as defined in the Credit Agreement) in favor of the Administrative Agent and the Lenders (the makers of any such guaranty, together with the Initial Guarantor, collectively, the “Guarantors” and together with the Borrower, collectively, the “Subordinated Obligors” and each, a “Subordinated Obligor”), as each such agreement or guaranty described in the foregoing clauses (i) through (iii) may be amended, renewed, extended, increased, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time, and in each case including interest thereon accruing after the commencement of any Proceeding, whether or not such interest is an allowed claim in such Proceeding.
_______________________
1 To be used to subordinate the following types of Indebtedness owed by a Loan Party: (1) Indebtedness permitted under Section 6.3(a)(i)(B) of the Credit Agreement (before the Investment Grade Rating Date, Indebtedness owed to a Non-Guarantor Subsidiary); (2) Indebtedness permitted under Section 6.3(a)(i)(E) of the Credit Agreement (before the Investment Grade Rating Date, Indebtedness owed to Valero Energy Corporation or any of its Subsidiaries (other than the Loan Parties and their Restricted Subsidiaries)); and (3) from and after the Investment Grade Rating Date, “Excluded Subsidiary Debt” owed to a Non-Guarantor Subsidiary.

Schedule 1.01(b) – Page 1

(b)    As used in this Subordination Agreement, the term “Proceeding” means any of the following in respect of a Subordinated Obligor or its assets or property: insolvency or bankruptcy proceedings, any receivership, reorganization or other similar proceedings, any distribution of assets, an assignment for the benefit of creditors or a marshalling of assets and liabilities, or proceedings for voluntary or involuntary liquidation, dissolution or other winding up of a Subordinated Obligor, whether or not involving insolvency or bankruptcy. In the event of a Proceeding, then
(i)    the holders of the Senior Obligations shall be entitled to receive payment in full of all Senior Obligations before Payee shall receive any payment or distribution on account of Subordinated Debt, and
(ii)    any payment by, or on behalf of, or distribution of the assets of, a Subordinated Obligor of any kind or character on account of the Subordinated Debt, whether in cash, securities, property or otherwise, to which Payee would be entitled except for the provisions of this Subordination Agreement shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian, liquidating trustee or any other Person) or by Payee to the extent such payment is received by Payee directly to the holders of the Senior Obligations or the Administrative Agent acting on their behalf, payable in accordance with the terms of the Credit Agreement, until the payment in full of all Senior Obligations.
(c)    (i) Upon the occurrence and during the continuation of a Default or Event of Default as defined in the Credit Agreement, Payee agrees not to ask, demand, sue for or take or receive from any Subordinated Obligor in cash, securities, property or otherwise, or by setoff, purchase, redemption (including from or by way of collateral) or otherwise, payment of all or any part of the Subordinated Debt, until payment in full of all Senior Obligations and Payee further agrees to turn over to the Administrative Agent for application in accordance with the Credit Agreement any such payment received in respect of the Subordinated Debt during the continuance of an Event of Default so long as payment in full of all Senior Obligations has not occurred. This Section 2(c)(i) shall cease to be applicable on the Investment Grade Rating Date as defined in the Credit Agreement (the “Investment Grade Rating Date”).
(ii)    This Section 2(c)(ii) shall be applicable from and after the Investment Grade Rating Date. Upon the occurrence and during the continuation of an Event of Default as defined in the Credit Agreement, Payee agrees not to ask, demand, sue for or take or receive from any Subordinated Obligor in cash, securities, property or otherwise, or by setoff, purchase, redemption (including from or by way of collateral) or otherwise, payment of all or any part of the Subordinated Debt, until payment in full of all Senior Obligations.
(d)    Payee agrees that no payment or distribution to holders of Senior Obligations pursuant to the provisions of this Subordination Agreement shall entitle Payee to exercise any rights of subrogation in respect thereof, all of which are expressly waived herein, until the Senior Obligations have been paid in full.

Schedule 1.01(b) – Page 2

(e)    Without the prior written consent of the Administrative Agent, no Subordinated Obligor shall give, or permit to be given and Payee shall not receive, accept or demand, any lien to secure any Subordinated Obligations, on any cash, securities, property or other assets, whether now existing or hereafter acquired, of any Subordinated Obligor.
Section 3.    Waivers and Consents.
(a)    Payee waives (i) promptness, diligence, notice of acceptance and any other notice with respect to the Senior Obligations and this Subordination Agreement and any requirement that the Administrative Agent or any Lender exhaust any right or take any action against any Subordinated Obligor or any other Person or any of their respective assets.
(b)    All rights and interests of the holders of Senior Obligations hereunder, and all agreements and obligations of Payee and Subordinated Obligors under this Subordination Agreement, shall remain in full force and effect irrespective of: (i) any lack of validity or enforceability of any Credit Agreement or any other Loan Document as therein defined, or any agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term of, the Obligations, or any other amendment or waiver of or any consent to or departure from the Credit Agreement or any other Loan Document, including any increase in the Senior Obligations or extension of the maturity thereof; (iii) any holder of Senior Obligations releasing any Subordinated Obligor from all or any part of the Senior Obligations by operation of law or otherwise, (iv) any enforcement or failure to enforce, or any delay in enforcing, any Loan Document; or (v) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Subordinated Obligor or Payee or third party guarantor or surety other than payment in full of the Senior Obligations.
(c)    No present or future holder of Senior Obligations shall be prejudiced in its right to enforce subordination of Payee by any act or failure to act on the part of any Subordinated Obligor whether or not such act or failure shall give rise to any right of rescission or other claim or cause of action on the part of Payee.
Section 4.    Reinstatement. This Subordination Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any Senior Obligations is rescinded or must otherwise be returned by any holder of Senior Obligations in connection with any Proceeding, all as though such payment had not been made.
Section 5.    Termination. This Subordination Agreement shall in all respects be a continuing agreement and shall remain in full force and effect until the earlier of (a) the payment in full of the Senior Obligations and (b) the payment in full in cash of the Subordinated Debt. Upon such payment in full, this Subordination Agreement shall terminate (subject to Section 4); provided that the parties hereto agree to each execute such instruments as may be reasonably requested by any other party hereto to further evidence such termination.
Section 6.    Amendments, Etc. No amendment or waiver of any provision of this Subordination Agreement nor consent to any departure by Payee or any Subordinated Obligor therefrom shall in any event be effective unless the same shall be in writing and signed by the

Schedule 1.01(b) – Page 3

Administrative Agent and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 7.    Rights of Payee. The provisions of the foregoing paragraphs with respect to subordination are solely for the purpose of defining the relative rights of the holders of Senior Obligations on the one hand, and Payee on the other hand, and none of such provisions shall impair, as between any Subordinated Obligor and Payee, the obligation of such Subordinated Obligor, which is unconditional and absolute, to pay to Payee the principal and interest under the Subordinated Debt in accordance with its terms, nor shall anything in such provisions prevent Payee from exercising all remedies otherwise permitted by applicable law or hereunder upon default hereunder, subject to the rights of holders of Senior Obligations under such provisions.
Section 8.    Third-Party Beneficiaries. The holders of Senior Obligations are entitled to the benefits of the foregoing subordination provisions and are third-party beneficiaries thereof.
Section 9.    Governing Law. THIS SUBORDINATION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Schedule 1.01(b) – Page 4

Schedule 2.01
COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$32,500,000.00
The Royal Bank of Scotland plc	$32,500,000.00
Barclays Bank PLC	$32,500,000.00
Mizuho Bank, Ltd.	$32,500,000.00
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$32,500,000.00
Wells Fargo Bank, National Association	$32,500,000.00
Citibank, N.A.	$15,000,000.00
Credit Agricole Corporate & Investment Bank	$15,000,000.00
Credit Suisse AG, Cayman Islands Branch	$15,000,000.00
PNC Bank, National Association	$15,000,000.00
Royal Bank of Canada	$15,000,000.00
SunTrust Bank	$15,000,000.00
The Bank of Nova Scotia	$15,000,000.00

Total	$300,000,000.00

Schedule 2.01 – Page 1

ANNEX A

LEVERAGE-BASED PRICING GRID

Consolidated Leverage Ratio	Level 1	Level 2	Level 3	Level 4
	≤ 2.75:1.00	> 2.75:100 but ≤ 3.50:1.00	> 3.50:100 but ≤ 4.25:1.00	> 4.25:1.00
LIBOR Margin	1.250%	1.500%	1.750%	2.00%
ABR Margin	0.250%	0.500%	0.750%	1.00%
Commitment Fee	0.175%	0.200%	0.300%	0.350%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date of delivery of a compliance certificate pursuant to Section 5.01(c), provided, however, that if any such compliance certificate is not delivered when due in accordance with such Section 5.01(c), then the Applicable Rate shall remain at the level determined by the most recently delivered compliance certificate and shall continue to apply until the first Business Day immediately following the date a compliance certificate is delivered in accordance with Section 5.01(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such compliance certificate, and if the Applicable Rate would have been set at a higher level during the period of non-delivery of the compliance certificate, the Borrower shall pay to the Administrative Agent, for the benefit of the Lenders, on demand all amounts which would have accrued hereunder had the compliance certificate been delivered when due. The Applicable Rate in effect on the Availability Date shall be based on Pricing Level 1 until the first calculation date following the receipt by the Administrative Agent and the Lenders of the financial information and related compliance certificate for the first fiscal quarter ending after the Availability Date.

Annex A – Page 1

ANNEX B

RATINGS-BASED PRICING GRID

Designated Ratings	Level 1	Level 2	Level 3	Level 4	Level 5
	≥BBB+/Baa1	BBB/Baa2	BBB-/Baa3	BB+/Ba1	≤BB+/Ba1
LIBOR Margin	1.125%	1.250%	1.500%	1.750%	2.00%
ABR Margin	0.125%	0.250%	0.500%	0.750%	1.00%
Commitment Fee	0.150%	0.200%	0.225%	0.300%	0.350%

Ratings in the above Ratings-Based Pricing Grid are based on the Designated Ratings issued by the Rating Agencies.
For purposes of the foregoing, (i) if the Designated Ratings are split, the higher of such ratings shall apply, provided that if the higher rating is two or more levels above the lower rating, the rating next below the higher of the two shall apply; (ii) if only one Rating Agency issues a Designated Rating, such rating shall apply; and (iii) if the Designated Rating established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency. If the rating system of S&P or Moody’s shall change, or if any of S&P or Moody’s shall cease to be in the business of rating corporate debt obligations, the Borrower and the Administrative Agent shall negotiate in good faith if necessary to amend this provision to reflect such changed rating system or the unavailability of Designated Ratings from such Rating Agencies and, pending the effectiveness of any such amendment, the applicable Commitment Fee rate, the LIBOR Margin and the ABR Margin shall be determined by reference to the Designated Rating of such Rating Agency most recently in effect prior to such change or cessation.

Annex B – Page 1

Schedule 3.05
LITIGATION

Schedule 3.05 – Page 1

Schedule 3.15
SUBSIDIARIES

Schedule 3.15 – Page 1

Schedule 6.04
TRANSACTIONS WITH AFFILIATES

Schedule 6.04 – Page 1

Schedule 6.07
RESTRICTIVE AGREEMENTS AS OF THE AVAILABILITY DATE

Schedule 6.07 – Page 1

EXHIBIT A
FORM OF
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________________________
2.	Assignee:	____________________________________________ [and is an Affiliate/Approved Fund of [identify Lender]1]
3.	Credit Agreement:
The Credit Agreement dated as of November 14, 2013 among Valero Energy Partners LP, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank and the other Persons from time to time party thereto.

______________________
1 Select as applicable.

Exhibit A – Page 1

4.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date: __________ ____, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
(Signatures begin on following page)

________________________
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A – Page 2

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR

[NAME OF ASSIGNOR]
By:_______________________________________
Name:
Title:
ASSIGNEE

[NAME OF ASSIGNEE]
By:_______________________________________
Name:
Title:

(Consents begin on following page)

Exhibit A – Page 3

Consented to and Accepted:
JPMORGAN CHASE BANK, N.A., as
[Administrative Agent,]3 Swingline Lender
and Issuing Bank
By: ___________________________________
Name:
Title:
THE ROYAL BANK OF SCOTLAND PLC,
as an Issuing Bank
By: ___________________________________
Name:
Title:

[Consented to:]4
VALERO ENERGY PARTNERS LP

By: VALERO ENERGY PARTNERS GP LLC,
its General Partner
By:_______________________________________
Name:
Title:

_______________________
3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement (See Section 9.04(b) of the Credit Agreement).
4 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. (See Section 9.04(b) of the Credit Agreement).

Exhibit A – Page 4

ANNEX 1 to Exhibit A
of Credit Agreement
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Exhibit A – Page 5

3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

(End of Annex 1)

Exhibit A – Page 6

EXHIBIT B
FORM OF
NOTICE OF COMMITMENT INCREASE

[Date]
JPMorgan Chase Bank, N.A.
1111 Fannin Street, 10th Floor
Houston, Texas, 77002
Attention: Loan and Agency Services, Nathan Lorensen
With a copy to:
JPMorgan Chase Bank, N.A.
712 Main Street, 12th Floor
Houston, Texas 77002
Attention: Muhammad Hasan
Ladies and Gentlemen:
The undersigned, Valero Energy Partners LP (the “Borrower”), refers to the Credit Agreement dated as of November 14, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, with terms defined in the Credit Agreement and not otherwise defined herein being used herein as therein defined) among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank, the Lenders and other Persons from time to time party thereto. The Borrower hereby notifies you, pursuant to Section 2.02 of the Credit Agreement, that it has arranged for the aggregate amount of the Commitments under the Credit Agreement to be increased by adding to the Credit Agreement the CI Lenders referenced below and/or by allowing one or more existing Lenders to increase their respective Commitments. With respect thereto, the Borrower sets forth below the information relating to such proposed Commitment Increase as required by Section 2.02(b) of the Credit Agreement:
(a)    the effective date of such increase of aggregate amount of the Lenders’ Commitments is ________________ (herein, the “Commitment Increase Effective Date”);1
(b)    the amount of the requested increase of the Commitments is $________________;
(c)    the CI Lenders that have agreed with the Borrower to provide their respective Commitments are _____________________________ [INSERT NAMES OF THE CI LENDERS];
________________________
1 The Commitment Increase Effective Date shall be no earlier than five Business Days after receipt by the Administrative Agent of this notice.

Exhibit B – Page 1

(d)    the existing Lenders that have agreed with the Borrower to increase their respective Commitments are _____________________________ [INSERT NAMES OF THE LENDERS]; and
(e)    set forth on Annex I attached hereto is the amount of the respective Commitments of each Lender and each CI Lender, after giving effect to the aggregate Commitment increase hereunder, including the Commitments of all Reducing Percentage Lenders, all CI Lenders and all existing Lenders increasing their respective Commitments as of the Commitment Increase Effective Date.
Delivery of an executed counterpart of this Notice of Commitment Increase by telecopier or facsimile shall be effective as delivery of an original executed counterpart of this Notice of Commitment Increase.
Very truly yours,
VALERO ENERGY PARTNERS LP

By: VALERO ENERGY PARTNERS GP LLC,
its General Partner
By:_______________________________________
Name:
Title:

On _________2, acknowledged by:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
By: _______________________________
Name:
Title:
_______________________
2 Insert date that Administrative Agent acknowledges receipt of this notice.

Exhibit B – Page 2

ANNEX I
to Exhibit B of Credit Agreement
REVISED SCHEDULE OF COMMITMENTS
AS OF THE COMMITMENT INCREASE EFFECTIVE DATE
[Insert revised schedule]

Exhibit B – Page 3

EXHIBIT C
FORM OF
BORROWING REQUEST
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below
1111 Fannin Street, 10th Floor
Houston, Texas, 77002
Attention: Loan and Agency Services, Nathan Lorensen
With a copy to:
JPMorgan Chase Bank, N.A.
712 Main Street, 12th Floor
Houston, Texas 77002
Attention: Muhammad Hasan    [Date]
Reference: Valero Energy Partners LP
Ladies and Gentlemen:
The undersigned, VALERO ENERGY PARTNERS LP, refers to the Credit Agreement dated as of November 14, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement,” with terms defined therein and not otherwise defined herein being used herein as therein defined), among the undersigned, JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank, the Lenders and other Persons from time to time party thereto, and the undersigned hereby gives you notice, irrevocably, pursuant to Section 2.05 of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and with respect thereto sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.05 of the Credit Agreement:
(i)    The aggregate amount of the Proposed Borrowing is $___________.
(ii)    The Business Day of the Proposed Borrowing is___________.
(iii)    The Type of the Proposed Borrowing is [an ABR Borrowing] [a Eurodollar Borrowing].
(iv)    The Interest Period for each Eurodollar Borrowing made as part of the Proposed Borrowing is ___________ month[s].
(v)    The Borrower’s transit routing and bank account for loan funding is ____________________________________________.

Exhibit C – Page 1

Very truly yours,
VALERO ENERGY PARTNERS LP

By: VALERO ENERGY PARTNERS GP LLC,
its General Partner
By:_______________________________________
Name:
Title:

Exhibit C – Page 2

EXHIBIT D
FORM OF PROMISSORY NOTE

$_________	New York, New York [ ], 2013

FOR VALUE RECEIVED, the undersigned, VALERO ENERGY PARTNERS LP, a Delaware limited partnership (the “Borrower”), hereby unconditionally promises to pay to ________________________ (the “Lender”) at the office of JPMorgan Chase Bank, N.A., located at 1111 Fannin Street, 10th Floor, Houston, Texas 77002, in lawful money of the United States of America and in same day funds, on the Initial Maturity Date (or such later Maturity Date as the Lender has consented to in writing) the principal amount of (a)____________ DOLLARS ($___________), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement, as hereinafter defined. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Credit Agreement.
The holder of this Promissory Note (this “Note”) is authorized to, and prior to any transfer hereof shall, endorse on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of a Eurodollar Loan, the length of each Interest Period with respect thereto. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.
This Note (a) is one of the Notes referred to in the Credit Agreement, dated as of November 14, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, Swingline Lender and an Issuing Bank, the Lenders and other Persons from time to time party thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement.
Reference is made to the Credit Agreement for provisions for the acceleration of the maturity hereof.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of any kind except those expressly required under the Credit Agreement.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Exhibit D – Page 1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
VALERO ENERGY PARTNERS LP

By: VALERO ENERGY PARTNERS GP LLC,
its General Partner
By:_______________________________________
Name:
Title:

Exhibit D – Page 2

SCHEDULE A
to
Promissory Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Continued or Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

Exhibit D – Page 3

SCHEDULE B
to
Promissory Note
LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Exhibit D – Page 4

Exhibit E
FORM OF GUARANTEE JOINDER
This Guarantee Joinder is dated as of ___________ and is made by _____________, a _____________ (“Additional Guarantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”) and the Lenders (as defined below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement hereinafter referenced.
RECITALS
WHEREAS, VALERO ENERGY PARTNERS LP, a Delaware limited partnership (the “Borrower”), is party to that certain Credit Agreement dated as of November 14, 2013, among the Borrower, the several banks and financial institutions from time to time parties thereto (collectively, the “Lenders”; individually, a “Lender”), and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and
WHEREAS, Additional Guarantor has agreed to execute and deliver this Guarantee Joinder in order to become a party to the Credit Agreement as a Guarantor thereunder.
NOW, THEREFORE, in consideration of the foregoing premises and to induce the Lenders to continue to extend credit to the Borrower in accordance with the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Additional Guarantor, for the benefit of the Administrative Agent and the Lenders, hereby agrees as follows:
1.    Additional Guarantor shall be a Guarantor for purposes of the Credit Agreement, effective from the date hereof, and agrees to perform all of the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Credit Agreement applicable to Guarantors (including all waivers, releases, indemnifications and submissions set forth therein), all of which terms are incorporated herein by reference, as if Additional Guarantor were a signatory party thereto; and, accordingly, Additional Guarantor hereby, jointly and severally with the other Guarantors party to the Credit Agreement, unconditionally and irrevocably guarantees the prompt and complete payment when due, whether at stated maturity, by acceleration or otherwise, of the Guaranteed Obligations, and further agrees to pay any and all expenses (including the legal fees, charges and disbursements of counsel) incurred by any Lender in enforcing any rights under the Subsidiary Guarantee, in all respects upon the terms set forth in the Credit Agreement. Notwithstanding anything contained herein or in the Subsidiary Guarantee to the contrary, the obligations of Additional Guarantor under the Subsidiary Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under the Subsidiary Guarantee subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.
2.    From and after the date hereof, all references to the “Guarantors,” or each individual “Guarantor,” in the Credit Agreement and the other Loan Documents shall be deemed to include Additional Guarantor, in addition to the other Guarantors, as if Additional Guarantor were a signatory

Exhibit E – Page 1

party to the Credit Agreement. In addition, all references to [“Required Guarantors”] [“Elective Guarantors”] in the Credit Agreement and the other Loan Documents shall be deemed to include Additional Guarantor (which references may change after the date hereof in accordance with the terms of the Credit Agreement).
3.    Additional Guarantor hereby represents and warrants that the representations and warranties set forth in the Credit Agreement pertaining to it are true and correct in all material respects on and as of the date hereof (immediately after giving effect hereto), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties are true and correct as of such specified earlier date; provided that, in each case, (i) the representations and warranties contained in Section 3.05(a) are made only on and as of the Closing Date and (ii) the representations and warranties contained in Section 3.05(b), Section 3.11, Section 3.15 and Section 3.16 are made only on and as of the Availability Date, and none of the representations and warranties described in the foregoing clauses (i) and (ii) shall be made on the date hereof if such date occurs after the Closing Date or Availability Date, as applicable, as if set forth herein in their entirety.
4.    This Guarantee Joinder and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the laws of the State of New York. Acceptance and notice of acceptance hereof are hereby waived in all respects.
5.    This Guarantee Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guarantee Joinder shall become effective when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of Additional Guarantor and the Administrative Agent. Delivery of an executed signature page to this Guarantee Joinder by facsimile transmission or other electronic imaging means (e.g. “pdf’ or “tif’) shall be effective as delivery of a manually signed counterpart hereof.
6.    This Guarantee Joinder is a Loan Document.
7.    All communications and notices hereunder shall be in writing and given as provided in the Credit Agreement. All communications and notices hereunder to Additional Guarantor shall be given to it at the address set forth under its signature.
8.    This Guarantee Joinder and the Credit Agreement set forth the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all previous understandings, written or oral, with respect thereto.
[Signature Page to Follow]

Exhibit E – Page 2

IN WITNESS WHEREOF, the undersigned Additional Guarantor has caused this Guarantee Joinder to be duly executed and delivered as of the date first set forth above.
______________________________________
[NAME OF ADDITIONAL GUARANTOR]

By: ________________________________
Name: ________________________
Title: _________________________
Address for Notices:

Exhibit E – Page 3

ACKNOWLEDGED AND ACCEPTED,
as of the date above first written:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By ____________________________
Name:
Title:

Exhibit E – Page 4